   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 1996



                                                      REGISTRATION NO. 333-00161

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             QUALITY SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            CALIFORNIA                           7373                           95-2888568
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                             17822 EAST 17TH STREET
                            TUSTIN, CALIFORNIA 92680
                                 (714) 731-7171
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 SHELDON RAZIN

                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

                             QUALITY SYSTEMS, INC.
                       17822 EAST 17TH STREET, SUITE 210
                            TUSTIN, CALIFORNIA 92680
                                 (714) 731-7171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              BRUCE R. HALLETT, ESQ.                              DHIYA EL-SADEN, ESQ.
             LISA SCHECHTER GOON, ESQ.                            SCOTT J. CALFAS, ESQ.
             MATTHEW V. WATERMAN, ESQ.                           GIBSON, DUNN & CRUTCHER
          BROBECK, PHLEGER & HARRISON LLP                        333 SOUTH GRAND AVENUE
         4675 MACARTHUR COURT, SUITE 1000                     LOS ANGELES, CALIFORNIA 90071
          NEWPORT BEACH, CALIFORNIA 92660                            (213) 229-7000
                  (714) 752-7535

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             QUALITY SYSTEMS, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1


        FORM S-1 REGISTRATION STATEMENT
                ITEM AND HEADING                              HEADING IN PROSPECTUS
------------------------------------------------    ------------------------------------------
 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....    Facing Page; Cross Reference Sheet;
                                                    Outside Front Cover Page; Additional
                                                    Information
 2.   Inside Front and Outside Back Cover Pages
      of Prospectus.............................    Inside Front and Outside Back Cover Pages
                                                    of Prospectus
 3.   Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........    Prospectus Summary; Risk Factors; The
                                                    Company; Selected Financial Data
 4.   Use of Proceeds...........................    Prospectus Summary; Use of Proceeds;
                                                    Capitalization
 5.   Determination of Offering Price...........    Outside Front Cover Page of Prospectus;
                                                    Underwriting
 6.   Dilution..................................    Not Applicable
 7.   Selling Security Holders..................    Principal and Selling Shareholders
 8.   Plan of Distribution......................    Outside and Inside Front Cover Pages;
                                                    Underwriting
 9.   Description of Securities to be
      Registered................................    Outside Front Cover Page; Prospectus
                                                    Summary; Capitalization; Description of
                                                    Capital Stock
10.   Interests of Named Experts and Counsel....    Legal Opinions; Experts
11.   Information with Respect to the
      Registrant................................    Outside and Inside Front Cover Pages;
                                                    Prospectus Summary; Risk Factors; The
                                                    Company; Use of Proceeds; Price Range for
                                                    Common Stock and Dividends;
                                                    Capitalization; Selected Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Directors and
                                                    Executive Officers; Certain Transactions;
                                                    Principal and Selling Shareholders;
                                                    Description of Capital Stock; Shares
                                                    Eligible for Future Sale; Legal Opinions;
                                                    Experts; Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................    Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 1996


                                1,500,000 SHARES

                                      LOGO
                                      LOGO
                                  COMMON STOCK
                         ------------------------------


Of the 1,500,000 shares of Common Stock offered hereby, 1,000,000 shares are being sold by Quality Systems, Inc. ("QSI" or the "Company") and 500,000 shares are being sold by certain Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Use of Proceeds." The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "QSII." On February 12, 1996, the last sale price per share of the Common Stock as reported by the Nasdaq National Market was $20.75. See "Price Range for Common Stock and Dividends."


                         ------------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" AT PAGES 6 THROUGH 10.

                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                              UNDERWRITING                         PROCEEDS TO
                              PRICE TO        DISCOUNTS AND      PROCEEDS TO         SELLING
                               PUBLIC        COMMISSIONS(1)      COMPANY(2)       SHAREHOLDERS
-------------------------------------------------------------------------------------------------
Per Share................         $                 $                 $                 $
-------------------------------------------------------------------------------------------------
Total(3)................. $                 $                 $                 $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $500,000.


(3) Certain of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 225,000 additional shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Commissions, Proceeds
    to Company and Proceeds to Selling Shareholders will be $          ,
    $          , $          , and $          , respectively. See "Underwriting."
                         ------------------------------

The shares are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New York on or about
  , 1996.


BEAR, STEARNS & CO. INC.

                         PACIFIC GROWTH EQUITIES, INC.
                                                                 CRUTTENDEN ROTH
                                                                  INCORPORATED

               THE DATE OF THIS PROSPECTUS IS             , 1996

                                                                            LOGO

                                                   Quality Systems' health care
        [PHOTO]               [PHOTO]              information systems automate
                                                   medical and dental practices
                                                   and improve efficiency in
                                                   such areas as billing,
                                                   patient scheduling and
                                                   insurance processing. These
                                                   systems also permit enhanced
                                                   quality of care by giving the
                                                   health care professional
                        [PHOTO]                    access to treatment and
                                                   outcome data.

                 The Company's health care
                 information systems automate both
                 medical and dental physician group
                 practices, management services
                 organizations ("MSOs"), physician
                 hospital organizations ("PHOs"),
                 health maintenance organizations
                 ("HMOs") and community health
                 centers with a focus on improving
                 overall practice efficiency. These
                 systems offer a broad range of
                 applications for a wide variety of
                 health care organizations.
                                                          [PHOTO]
                             QSI provides hardware
                             and software system
                             support to its clients
                             seven days a week, 24
                             hours a day. The Company
                             offers a selection of
                             other client services
                             including training,
                             consulting and custom
                             software development.

                         ------------------------------

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

Quality Systems, Inc. ("QSI" or the "Company") develops and markets health care information systems that automate medical and dental group practices, physician hospital organizations ("PHOs"), management service organizations ("MSOs"), health maintenance organizations ("HMOs") and community health centers. In response to the growing need for more comprehensive, cost-effective information solutions for physician and dental practice management, the Company's systems provide clients with the ability to redesign patient care and other workflow processes, to improve productivity and reduce information processing and administrative costs and to provide multi-site access to patient information. The Company's proprietary software systems include general patient information and summary medical records, appointment scheduling, billing, insurance claims submission and processing, managed care implementation and referral management, treatment outcome studies, treatment planning, drug formularies, word processing and accounting. In addition to providing fully integrated information solutions to its clients, the Company provides comprehensive hardware and software installation, maintenance and support services, system training services and electronic claims submission services. The Company is also introducing patient medical records automation for medical and dental practices utilizing proprietary software developed by Clinitec International Inc. ("Clinitec"), a developer of electronic medical records software systems.

The Company currently has an installed base of more than 475 operating health care information systems serving PHOs, MSOs, HMOs and other health care organizations, each of which consists of one to 120 physicians or dentists. According to Medical Data International, it is estimated that the physician practice management information systems market is currently $1.8 billion. The Company believes that as health care providers are increasingly required to reduce costs while maintaining the quality of health care, the Company will be able to capitalize on its strategy of providing fully integrated information systems and superior customer service.

The Company was founded in 1974, with an early focus on providing information systems and services primarily for dental group practices. The Company's initial "turnkey" systems were designed to improve productivity while reducing information processing costs and personnel requirements. In the mid-1980's, the Company capitalized on the opportunity presented by the increasing pressure of cost containment on physicians and health care organizations and further expanded its information processing systems into the broader medical market. Today, the Company develops and provides integrated UNIX-based health care information systems for both the medical and dental markets. These systems operate on a stand-alone basis or in a networked environment and are expandable to accommodate client needs.


     Augmenting its practice management software, the Company added electronic medical records software to its product line in 1995 through a strategic relationship with Clinitec. The Company currently holds a 25% interest in Clinitec and a unilateral right to increase its interest to 51%, and has entered into an agreement in principle (the "Clinitec Agreement in Principle") to acquire Clinitec as a wholly-owned subsidiary. Clinitec's principal product, NextGen, permits scanning, annotation, retrieval and analysis of medical records in all formats, from documents to photographs and X-rays. NextGen has been developed using a client/server platform, a graphical user interface for compatibility with UNIX, Microsoft Windows, Windows NT and Windows 95 operating systems, and a relational database for flexibility in screen customization and logic flow. The Company is also in the process of developing an alternative client/server version of its "back office" products utilizing a graphical user interface with screens and templates similar to those in the NextGen product to enable a more seamless integration of the QSI and NextGen applications. With the addition of NextGen, the Company is able to provide its clients with a comprehensive information management solution. NextGen, in conjunction with the Company's practice management software, was first installed at a beta site in August 1995 and is currently being installed in two additional sites. General release of the combined systems is expected to occur in the quarter ending June 30, 1996.

                                  THE OFFERING


Common Stock offered
  By the Company................................  1,000,000 shares
  By the Selling Shareholders...................  500,000 shares
     Total......................................  1,500,000 shares
  Common Stock to be outstanding after the
     offering...................................  5,653,491 shares(1)
Use of proceeds.................................  For the acquisition of an increased ownership interest in Clinitec and for general corporate
                                                  purposes, including the financing of product sales
                                                  growth, development of new products, working
                                                  capital requirements and potential other
                                                  acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol...................  QSII


---------------


(1) Excludes 132,125 shares of Common Stock which were subject to outstanding options as of February 12, 1996 at a weighted average exercise price of $4.61 per share under the Company's 1989 Stock Option Plan (the "1989 Plan"). See "Directors and Executive Officers -- 1989 Stock Option Plan" and
    Note 6 to Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                    NINE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED MARCH 31,           DECEMBER 31,
                                                  ---------------------------     ----------------
                                                   1993      1994      1995        1994     1995
                                                  -------   -------   -------     ------   -------
STATEMENT OF OPERATIONS:
  Net revenues:
     Sales of computer systems, upgrades and
       supplies.................................  $ 6,274   $ 6,146   $ 5,681     $3,895   $ 7,162
     Maintenance and other services.............    5,377     5,606     6,368      4,727     5,159
                                                  -------   -------   -------     ------   -------
                                                   11,651    11,752    12,049      8,622    12,321
  Cost of products and services.................    6,992     6,527     6,060      4,498     5,865
                                                  -------   -------   -------     ------   -------
  Gross profit..................................    4,659     5,225     5,989      4,124     6,456
  Earnings from operations......................      517       855       986        433     2,488
  Net earnings..................................  $   623   $   906   $   962     $  524   $ 1,670
                                                  =======   =======   =======     ======   =======
  Net earnings per share(1).....................  $  0.15   $  0.21   $  0.21     $ 0.11   $  0.35
                                                  =======   =======   =======     ======   =======
  Weighted average shares used in computation...    4,187     4,342     4,606      4,641     4,709
                                                  =======   =======   =======     ======   =======



                                                                         AT DECEMBER 31, 1995
                                                                  -----------------------------------
                                                                              PRO FORMA AS ADJUSTED
                                                                            -------------------------
                                                                              51% OF        100% OF
                                                                  ACTUAL    CLINITEC(2)   CLINITEC(3)
                                                                  -------   -----------   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents and short-term investments..........  $ 7,662     $25,606       $22,210
  Working capital...............................................    9,302      27,513        24,117
  Total assets..................................................   15,386      33,438        37,001
  Shareholders' equity..........................................   11,681      28,365        32,907


---------------


(1) Net earnings per share reflects primary earnings per share for all periods indicated. Primary and fully diluted net earnings per share were the same for all periods except for the year ended March 31, 1994, for which fully diluted net earnings per share was $0.20.



(2) Gives pro forma effect to the acquisition of an additional interest in Clinitec, providing the Company with a 51% ownership interest in Clinitec as if such acquisition had occurred on December 31, 1995, and adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company in the offering at an assumed public offering price of $20.75 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



(3) Gives pro forma effect to the acquisition of all of Clinitec for $4.9 million in cash and $6.9 million in value of the Company's Common Stock as if such acquisition had occurred on December 31, 1995, and adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company in the offering at an assumed public offering price of $20.75 per share and the application of the estimated net proceeds reflect additional shares therefrom. See "Use of Proceeds."

                                    RISK FACTORS


Prospective investors should consider carefully the following factors, in addition to the other information contained or incorporated by reference in this Prospectus. Unless the context otherwise requires, as used in these risk factors, the term Company shall also include Clinitec after it becomes a subsidiary of QSI.


DEPENDENCE ON PRINCIPAL PRODUCT AND NEW PRODUCT DEVELOPMENT

The Company currently derives substantially all of its net revenues from sales of its health care information systems and related services. The Company believes that a primary factor in the market acceptance of its systems has been its ability to meet the needs of users of health care information systems. The Company's future financial performance will depend in large part on the Company's ability to continue to meet the increasingly sophisticated needs of its clients through the timely development and successful introduction of new and enhanced versions of its systems and other complementary products. The Company has historically expended a significant amount of its net revenues on product development and believes that significant continuing product development efforts will be required to sustain the Company's growth.

There can be no assurance that the Company will be successful in its product development efforts, that the market will continue to accept the Company's existing or new products, or that products or product enhancements will be developed in a timely manner, meet the requirements of health care providers or achieve market acceptance. If new products or product enhancements do not achieve market acceptance, the Company's business, operating results and financial condition could be adversely affected. At certain times in the past, the Company has also experienced delays in purchases of its products by clients anticipating the launch of new products by the Company. There can be no assurance that material order deferrals in anticipation of new product introductions will not occur. See "Business -- Products," "-- Relationship with Clinitec" and "-- Product Enhancement and Development."

COMPETITION

The market for health care information systems is intensely competitive and the Company faces significant competition from a number of different sources. In addition, several of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. The industry is highly fragmented and includes numerous competitors, none of which the Company believes dominates the overall market for group practice management systems.

Among the Company's principal competitors are health care information systems companies such as IDX Corporation, Medic Computer Systems, Physician Computer Networks, Inc., and Cycare Systems, Inc. Furthermore, the Company also competes indirectly and to varying degrees with other major health group information companies, information management companies generally, and other software developers which may more directly enter the markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new product introductions by the Company or its competitors, may result in price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company believes that once a health care provider has chosen a particular health care information system vendor, the provider will, for a period of time, be more likely to rely on that vendor for its future information system requirements. As the health care industry undergoes further consolidation, each sale of the Company's systems assumes even greater importance to the Company's business, financial condition and results of operations. The Company's inability to make initial sales of its systems to health care providers that are replacing or substantially modifying their health care information systems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background," "-- Sales and Marketing" and "-- Competition."

TECHNOLOGICAL CHANGE

The software market generally is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products incorporating new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing new products that respond to technological changes or evolving industry standards. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, results of operations and financial condition could be materially adversely affected.

The Company is currently developing a new generation of its software products that will be designed for the client/server environment. There can be no assurance that the Company will successfully develop these new software products or that these products will operate successfully on the principal client/server operating systems, which include UNIX, Microsoft Windows, Windows NT and Windows 95, or that any such development, even if successful, will be completed concurrently with or prior to introductions by competitors of products designed for the client/server environment. Any such failure or delay could adversely affect the Company's competitive position or could make the Company's current product line designed for the UNIX environment obsolete.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

The Company's revenues and operating results have in the past fluctuated, and may in the future fluctuate, from quarter to quarter and period to period as a result of a number of factors including, without limitation, the size and timing of orders from clients; the length of sales cycles and installation processes; the ability of the Company's clients to obtain financing for the purchase of the Company's products; changes in pricing policies or price reductions by the Company or its competitors; the timing of new product announcements and product introductions by the Company or its competitors; the availability and cost of supplies; the financial stability of major clients; market acceptance of new products, applications and product enhancements; the Company's ability to develop, introduce and market new products, applications and product enhancements and to control costs; the Company's success in expanding its sales and marketing programs; deferrals of client orders in anticipation of new products, applications or product enhancements; changes in Company strategy; personnel changes; and general economic factors.

The Company's products are generally shipped as orders are received and accordingly, the Company has historically operated with little backlog. As a result, sales in any quarter are dependent on orders booked and shipped in that quarter and are not predictable with any degree of certainty. In addition, the Company's initial contact with a potential customer depends in significant part on the customer's decision to replace, or substantially modify, its existing information system. How and when to implement, replace or substantially modify an information system are major decisions for health care providers. Accordingly, the sales cycle for the Company's systems can vary significantly and typically ranges from three to 12 months from initial contact to contract execution and the installation cycle is typically two to three months from contract execution to completion of installation. Because a significant percentage of the Company's expenses are relatively fixed, a variation in the timing of systems sales and installations can cause significant variations in operating results from quarter to quarter. As a result, the Company believes that interim period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Further, the Company's historical operating results are not necessarily indicative of future performance for any particular period and there can be no assurance that the Company's recent revenue growth or its profitability will continue on a quarterly or annual basis. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPRIETARY TECHNOLOGY

The Company is heavily dependent on the maintenance and protection of its intellectual property and relies largely on license agreements, confidentiality procedures and employee nondisclosure agreements to protect its intellectual property. The Company's software is not patented and existing copyright laws offer only limited practical protection. There can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology or that competitors will not independently develop technologies equivalent or superior to the Company's. Further, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States.

The Company does not believe that its operations or products infringe on the intellectual property rights of others. However, there can be no assurance that others will not assert infringement or trade secret claims against the Company with respect to its current or future products or that any such assertion will not require the Company to enter into a license agreement or royalty arrangements with the party asserting the claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlaps, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of Company management and have an adverse effect on the Company's business, financial condition and results of operations. In addition, claims may be brought against third parties from which the Company purchases software, and such claims could adversely affect the Company's ability to access third party software for its systems.


CLINITEC



A principal component of the Company's business strategy is the acquisition of a controlling interest in Clinitec. While the Company has entered into a non-binding agreement in principle to acquire Clinitec as a wholly-owned subsidiary, there can be no assurance that such acquisition will be consummated. However, if such acquisition is not consummated, the Company will in any event exercise its contractual right to acquire shares resulting in a 51% ownership interest in Clinitec unless the Board of Directors of the Company determines, in accordance with its fiduciary duties, that the exercise of such contractual right would have a material adverse financial effect on the Company's business and prospects and its shareholders. The Company's future financial results will depend in part on the Company's ability to successfully integrate Clinitec's business with the Company's, including Clinitec's ability to hire and retain high quality personnel for its operations. There can be no assurance that the Company will be able to successfully coordinate its business activities with those of Clinitec. Furthermore, there can be no assurance that the Company will be successful in integrating Clinitec products with those of the Company or that the acquisition of Clinitec will not have an adverse effect upon the Company's operating results. In addition, Clinitec has sold only a limited quantity of its principal products to date and there can be no assurance that its product will achieve broad market acceptance. See "Use of Proceeds" and "Business -- Relationship with Clinitec."


ABILITY TO MANAGE GROWTH

The Company has recently experienced a period of growth and increased personnel which has placed, and will continue to place, a significant strain on the Company's resources. The Company anticipates expanding its overall software development, marketing, sales, client management and training capacity. In the event the Company is unable to identify, hire, train and retain qualified individuals in such capacities within a reasonable time frame, such failure could have a material adverse effect on the Company. In addition, the Company's ability to manage future increases, if any, in the scope of its operations or personnel will depend on significant expansion of its research and development, marketing and sales, management and financial and administrative capabilities. The failure of the Company's management to effectively manage expansion in its business could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Relationship with Clinitec."

PRODUCT LIABILITY

Certain of the Company's products provide applications that relate to patient medical information. Any failure by the Company's products to provide accurate and timely information could result in claims against the Company. The Company maintains insurance to protect against claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Even unsuccessful claims could result in the Company's expenditure of funds in litigation and management time and resources. There can be no assurance that the Company will not be subject to product liability claims, that such claims will not result in liability in excess of its insurance coverages, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. Such claims could have a material adverse affect on the Company's business, financial condition and results of operations.

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT REGULATION

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care facilities. During the past several years, the health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain legislators have announced that they intend to examine proposals to reform certain aspects of the U.S. health care system including proposals which may increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and related services. Cost containment measures instituted by health care providers as a result of regulatory reform or otherwise could result in greater selectivity in the allocation of capital funds. Such selectivity could have an adverse effect on the Company's ability to sell its systems and related services. The Company cannot predict what impact, if any, such proposals or health care reforms might have on its business, financial condition and results of operations.

The Company's software may be subject to regulation by the U.S. Food and Drug Administration (the "FDA") as a medical device. Such regulation could require the registration of the applicable manufacturing facility and software/hardware products, application of detailed recordkeeping and manufacturing standards, and FDA approval or clearance prior to marketing. An approval or clearance could create delays in marketing, and the FDA could require supplemental filings or object to certain of these applications. See "Business -- Governmental Regulation."

DEPENDENCE UPON KEY PERSONNEL

The Company's future performance also depends in significant part upon the continued service of its key technical and senior management personnel, many of whom have been with the Company for a significant period of time. Because the Company has a relatively small number of employees when compared to other leading companies in the same industry, its dependence on maintaining its employees is particularly significant. The Company is also dependent on its ability to attract and retain high quality personnel, particularly highly skilled software engineers for applications development. The industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company. Loss of services of key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company does not maintain key man life insurance on any of its employees. The Company may need to grant additional options to key employees and provide other forms of incentive compensation to attract and retain such key personnel. See "Business -- Product Enhancement and Development" and "-- Employees."

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The Company's executive officers and directors will beneficially own approximately 32.9% of the Company's outstanding shares of Common Stock immediately following this offering, or 29.0% in the event the over-allotment option is exercised. Accordingly, these shareholders will be able to significantly influence the outcome of the election of the Company's directors and of corporate actions requiring shareholder approval, such as mergers and acquisitions. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

VOLATILITY OF STOCK PRICE; NO DIVIDENDS

The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market price for many technology companies for reasons frequently unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The Company currently intends to retain any future earnings for use in its business and does not anticipate any cash dividends in the future. See "Price Range for Common Stock and Dividends."

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon the completion of this offering, the Company will have 5,653,491 shares of Common Stock outstanding. Of this amount, the 1,500,000 shares sold in this offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) and approximately 2,289,357 other shares (subject in certain cases to the volume and other limitations of Rule 144 as promulgated under the Securities Act of 1933, as amended ("Rule 144")) will be available for immediate sale in the public market as of the date of this Prospectus. An additional 1,864,134 shares will be available for sale in the public market (subject to the volume and other restrictions of Rule 144) following the expiration of the 90-day lock-up agreement with the Representatives of the Underwriters. See "Principal and Selling Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

The Company has not yet identified specific uses for all of the net proceeds of this offering. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. The Company will not receive any of the proceeds from the sale of shares of Common Stock offered by the Selling Shareholders. See "Use of Proceeds."

                                  THE COMPANY

The Company was incorporated under the laws of California in April 1974. The Company's executive offices are located at 17822 East 17th Street, Suite 210, Tustin, California 92680 and its telephone number at that location is (714) 731-7171.

QS Quality Systems, Inc.(R), QS Quality Systems(R), and Quality Systems, Inc.(R), are trademarks of the Company, and QSI(R) is a service mark of the Company. NextGen(TM) is a trademark of Clinitec. This Prospectus also includes trade names and trademarks of companies other than the Company.

                                USE OF PROCEEDS


The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered hereby, at an assumed offering price of $20.75 per share, after deducting estimated underwriting discounts and expenses of the offering payable by the Company, are approximately $19.1 million.



The Company may use up to $4.9 million of the net proceeds from the offering to increase its ownership interest in Clinitec. The Company intends to use the balance of the proceeds for general corporate purposes, including the financing of product sales growth, development of new products, working capital requirements and the possible acquisitions of complementary businesses and technologies. The Company currently has no agreement or understanding with respect to any such acquisitions. Pending the use thereof, the Company intends to invest the net proceeds in short-term, interest-bearing investment-grade securities. See "Business -- Relationship with Clinitec."


The Company will not receive any of the proceeds from the sale of shares of Common Stock offered by the Selling Shareholders.

                   PRICE RANGE FOR COMMON STOCK AND DIVIDENDS

The Company's Common Stock is traded on the Nasdaq National Market under the symbol "QSII." The following table sets forth for the quarters indicated, the reported high and low closing sales prices as reported by Nasdaq.


                                                                           HIGH     LOW
                                                                           ----     ----
    FISCAL 1994:
      First Quarter......................................................  $ 2 3/4  $ 1 3/4
      Second Quarter.....................................................    2 1/4    1 1/2
      Third Quarter......................................................    2 3/4    1 3/4
      Fourth Quarter.....................................................    8 1/4    2 1/2
    FISCAL 1995:
      First Quarter......................................................  $ 7      $ 4 1/4
      Second Quarter.....................................................    4 3/4    3 1/2
      Third Quarter......................................................    4 3/8    2 1/2
      Fourth Quarter.....................................................    3 3/4    2 1/8
    FISCAL 1996:
      First Quarter......................................................  $ 4 7/8  $ 3
      Second Quarter.....................................................   17 1/8    4 1/2
      Third Quarter......................................................   31 1/2   14 1/16
      Fourth Quarter (through February 12, 1996).........................   29 1/2   18 1/4



At February 12, 1996 there were approximately 198 holders of record of the Company's outstanding shares of Common Stock, and the closing sale price of the Common Stock on the Nasdaq National Market was $20.75 per share.


The Company anticipates that all future earnings, if any, will be retained for use in the Company's business and it does not anticipate paying any cash dividends in the future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


The following table sets forth the actual capitalization of the Company at December 31, 1995. The pro forma and as adjusted capitalization of the Company set forth in the table below gives effect to: (i) the acquisition of Clinitec shares resulting in a 51% interest in Clinitec and, alternatively, (ii) the acquisition of 100% of Clinitec, in each case as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby (assuming an offering price of $20.75 per share) and the receipt of the estimated net proceeds therefrom, respectively. The pro forma information with respect to a 51% interest in Clinitec gives effect to the Company's exercise of its contractual right to increase its interest to such level for $3,000,000 in cash. The pro forma information with respect to 100% of Clinitec gives effect to the terms of the Clinitec Agreement in Principle which provides for a payment by the Company of $4.9 million in cash and $6.9 million in value of the Company's Common Stock (valuing each share of Company Common Stock at the public offering price contemplated hereby), amounting to 332,000 shares based upon the assumed offering price of $20.75 per share.



                                                                   DECEMBER 31, 1995
                                             -------------------------------------------------------------
                                                          51% OF CLINITEC(1)       100% OF CLINITEC(2)(3)
                                                       ------------------------   ------------------------
                                                                    PRO FORMA                  PRO FORMA
                                             ACTUAL    PRO FORMA   AS ADJUSTED    PRO FORMA   AS ADJUSTED
                                             -------   ---------   ------------   ---------   ------------
                                             (DOLLARS IN THOUSANDS)
Shareholders' equity:
  Common stock, $.01 par value, 20,000,000
     shares authorized, 4,638,000 shares
     issued and outstanding(4).............  $    46    $    46      $     56      $    50      $     60
  Additional paid-in capital...............    6,764      6,764        25,854       13,654        32,744
  Unrealized loss on available-for-sale
     securities............................      (46)       (46)          (46)         (46)          (46)
  Retained earnings........................    4,917      2,501         2,501          149           149
                                             -------     ------       -------      -------       -------
Total shareholders' equity.................  $11,681    $ 9,265      $ 28,365      $13,807      $ 32,907
                                             =======     ======       =======      =======       =======


---------------


(1) Gives pro forma effect to the acquisition of an additional interest in Clinitec, providing the Company with a 51% ownership interest, as if such acquisition had occurred at December 31, 1995. See "Use of Proceeds" and "Business -- Relationship with Clinitec."



(2) Gives pro forma effect to the acquisition of Clinitec as a wholly-owned subsidiary as if such acquisition had occurred at December 31, 1995. See "Use of Proceeds" and "Business -- Relationship with Clinitec."



(3) 5,970,000 shares after giving effect to the estimated issuance of 332,000 shares of Common Stock as part of the Clinitec Agreement in Principle and the sale of 1,000,000 shares of Common Stock offered by the Company hereby.



(4) Excludes 607,500 shares of Common Stock reserved for issuance under the Company's 1989 Plan of which 134,125 shares of Common Stock were subject to outstanding options at a weighted average exercise price of $2.44. See "Directors and Executive Officers -- 1989 Stock Option Plan."

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

The following selected financial data with respect to the Company's statements of operations for each of the five years in the period ended March 31, 1995 and the balance sheet data as of the end of each such fiscal year are derived from the audited financial statements of the Company. The statement of operations data of the Company for the nine months ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1995 are unaudited and were prepared by management of the Company on the same basis as the audited financial statements included elsewhere herein and, in the opinion of the Company, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended December 31, 1995 are not necessarily indicative of the results to be expected for the full year ending March 31, 1996 or future periods. The pro forma financial data presented in the table below are derived from the unaudited pro forma consolidated financial statements of the Company included elsewhere in this Prospectus, which give effect to the Company's acquisition of an additional interest in Clinitec. See "Capitalization." The following information should be read in conjunction with the Financial Statements of the Company and Clinitec and the related notes thereto, the pro forma consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                           NINE MONTHS
                                                                                              ENDED
                                                    YEAR ENDED MARCH 31,                   DECEMBER 31,
                                       -----------------------------------------------   ----------------
                                        1991      1992      1993      1994      1995      1994     1995
                                       -------   -------   -------   -------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Sales of computer systems, upgrades
   and supplies....................... $ 8,844   $ 6,972   $ 6,274   $ 6,146   $ 5,681   $3,895   $ 7,162
 Maintenance and other services.......   4,281     4,738     5,377     5,606     6,368    4,727     5,159
                                       -------   -------   -------   -------   -------   ------    ------
                                        13,125    11,710    11,651    11,752    12,049    8,622    12,321
Cost of products and services.........   8,815     7,506     6,992     6,527     6,060    4,498     5,865
                                       -------   -------   -------   -------   -------   ------    ------
Gross profit..........................   4,310     4,204     4,659     5,225     5,989    4,124     6,456
Operating expenses:
 Selling, general and
   administrative.....................   4,003     3,458     3,008     3,052     3,536    2,581     2,847
 Research and development.............     961     1,148     1,134     1,318     1,467    1,110     1,121
                                       -------   -------   -------   -------   -------   ------    ------
Total operating expenses..............   4,964     4,606     4,142     4,370     5,003    3,691     3,968
                                       -------   -------   -------   -------   -------   ------    ------
Earnings (loss) from operations.......    (654)     (402)      517       855       986      433     2,488
Interest and investment income........     302       204       192       400       429      249       340
Equity in loss of Clinitec............      --        --        --        --        --       --       (41)
Minority interest in loss of
 Clinitec.............................      --        --        --        --        --       --        --
                                       -------   -------   -------   -------   -------   ------    ------
Earnings (loss) before income tax
 provision............................    (352)     (198)      709     1,255     1,415      682     2,787
Income tax provision(3)...............      --        --        86       349       453      158     1,117
                                       -------   -------   -------   -------   -------   ------    ------
Net earnings (loss)................... $  (352)  $  (198)  $   623   $   906   $   962   $  524   $ 1,670
                                       =======   =======   =======   =======   =======   ======    ======
Net earnings (loss) per share(4)...... $ (0.08)  $ (0.05)  $  0.15   $  0.21   $  0.21   $ 0.11   $  0.35
                                       =======   =======   =======   =======   =======   ======    ======
Weighted average shares outstanding...   4,187     4,187     4,187     4,342     4,606    4,641     4,709
                                       =======   =======   =======   =======   =======   ======    ======

                                                    PRO FORMA                      PRO FORMA
                                                51% OF CLINITEC(1)             100% OF CLINITEC(2)
                                         --------------------------------   --------------------------
                                                             NINE MONTHS                  NINE MONTHS
                                         YEAR ENDED             ENDED       YEAR ENDED       ENDED
                                         MARCH 31,           DECEMBER 31,   MARCH 31,     DECEMBER 31
                                            1995                 1995          1995          1995
                                         ----------          ------------   ----------   -------------
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Sales of computer systems, upgrades
   and supplies.......................    $  5,735             $  8,228      $  5,735       $ 8,228
 Maintenance and other services.......       6,368                5,159         6,368         5,159
                                          --------             --------      --------       -------
                                            12,103               13,387        12,103        13,387
Cost of products and services.........       6,080                6,244         6,080         6,244
                                          --------             --------      --------       -------
Gross profit..........................       6,023                7,143         6,023         7,143
Operating expenses:
 Selling, general and
   administrative.....................       3,920                3,874         4,582         4,370
 Research and development.............       1,645                1,231         1,759         1,316
                                          --------             --------      --------       -------
Total operating expenses..............       5,565                5,105         6,341         5,686
                                          --------             --------      --------       -------
Earnings (loss) from operations.......         458                2,038          (318)        1,457
Interest and investment income........         429                  349           429           349
Equity in loss of Clinitec............          --                   --            --            --
Minority interest in loss of
 Clinitec.............................         191                  165            --            --
                                          --------             --------      --------       -------
Earnings (loss) before income tax
 provision............................       1,078                2,552           111         1,806
Income tax provision(3)...............         406                1,090           360         1,056
                                          --------             --------      --------       -------
Net earnings (loss)...................    $    672(1)          $  1,462      $   (249)(2)   $   750
                                          ========             ========      ========       =======
Net earnings (loss) per share(4)......    $   0.14             $   0.30      $  (0.05)      $  0.14
                                          ========             ========      ========       =======
Weighted average shares outstanding...       4,751(5)             4,854(5)      5,174(6)      5,277(6)
                                          ========             ========      ========       =======


                                                                                                  DECEMBER 31, 1995
                                                                                                  ------------------
                                                                                                            51% OF
                                                                                                           CLINITEC(7)
                                                                AS OF MARCH 31,                            ----------
                                                  --------------------------------------------                PRO
                                                   1991     1992     1993     1994      1995      ACTUAL     FORMA
                                                  ------   ------   ------   -------   -------    -------   --------
BALANCE SHEET DATA:
 Cash and cash equivalents and short term
   investments..................................  $3,197   $3,453   $4,778   $ 6,071   $ 7,322    $ 7,662   $ 6,506
 Working capital................................   4,604    4,691    5,204     6,857     8,032      9,302     8,413
 Total assets...................................   8,942    8,805    9,596    11,094    12,668     15,386    14,338
 Total liabilities and minority interest........   2,844    2,906    3,074     3,054     3,480      3,705     5,073
 Shareholders' equity...........................   6,098    5,899    6,522     8,040     9,188     11,681     9,265


                                                                      100% OF CLINITEC(7)
                                                                   -------------------------
                                                    PRO FORMA        PRO        PRO FORMA
                                                  AS ADJUSTED(8)    FORMA     AS ADJUSTED(8)
                                                  --------------   --------   --------------
BALANCE SHEET DATA:
 Cash and cash equivalents and short term
   investments..................................     $ 25,606      $ 3,110       $ 22,210
 Working capital................................       27,513        5,017         24,117
 Total assets...................................       33,438       17,901         37,001
 Total liabilities and minority interest........        5,073        4,094          4,094
 Shareholders' equity...........................       28,365       13,807         32,907


---------------


(1) Gives pro forma effect to the acquisition of an additional interest in Clinitec, providing the Company with a 51% ownership interest in Clinitec, as if such acquisition had occurred on April 1, 1994. See "Use of Proceeds" and "Business -- Relationship with Clinitec." Of the purchase price, $4.1 million has been allocated to in-process research and development and is to be written off, net of an income tax benefit of $1.6 million, at the time of the purchase. The effect of this writeoff has not been reflected in the pro forma operating results.



(2) Gives pro forma effect to the acquisition of 100% of Clinitec as if such acquisition had occurred on April 1, 1994. See "Use of Proceeds" and "Business -- Relationship with Clinitec". Of the purchase price, $8.0 million has been allocated to in-process research and development and is to be written off, net of an income tax benefit of $3.2 million, at the time of purchase. The effect of this writeoff has not been reflected in the pro forma operating results.


(3) The income tax provision for the year ended March 31, 1993 is net of an extraordinary credit resulting from the tax benefit from utilization of net operating loss carryforwards.

(4) Net earnings (loss) per share reflects primary earnings (loss) per share for all periods indicated. Primary and fully diluted net earnings (loss) per share were the same for all periods except for the year ended March 31, 1994, for which fully diluted net earnings per share were $0.20.


(5) Assumes as outstanding 145,000 shares being offered by the Company hereby, which represents the approximate number of shares that have to be sold to fund the purchase of the additional shares of Clinitec.



(6) Assumes as outstanding 236,000 shares being offered by the Company hereby, which represents the approximate number of shares that have to be sold to fund the cash portion of the purchase of Clinitec and an estimated 332,000 new shares to be issued by the Company as the non-cash portion of the purchase price.



(7) Gives pro forma effect to the acquisition of an additional interest in Clinitec, as if such acquisition had occurred on December 31, 1995, and the writeoff referenced in footnote 1 or 2 above, as applicable.



(8) Pro forma amounts adjusted to give effect to the sale of 1,000,000 shares of Common Stock by the Company in the offering at an assumed public offering price of $20.75 per share and the application of the estimated net proceeds therefrom.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Since fiscal 1993, approximately one-half of the Company's revenues have been derived from sales of computer systems, upgrades and supplies, with the balance derived from systems maintenance agreements and other support services. On sales of its systems, upgrades and supplies, the Company recognizes revenues upon shipment of products. Revenues attributable to the Company's software products included with the systems are also recognized upon shipment, unless the Company's installation obligations after shipment are significant, in which case revenues are recognized on a percentage of completion basis. Revenues from systems maintenance are typically recognized ratably over the life of the contract. In the last five years, more than 90% of the Company's clients have elected to purchase the Company's maintenance and support services.

During the past five years, the Company's systems sales have been impacted by a number of factors which have had the effect of reducing systems sales and systems upgrade sales while at the same time increasing the relative profitability of these sales. Historically, the costs for the hardware components used in the Company's systems have consistently declined while the performance and capacity of such components have continually increased. Consistent with the marketplace, the Company has adjusted its systems pricing to its clients to reflect these decreased hardware costs. In addition, the Company increasingly encounters prospective clients that already own, or desire to acquire from third parties, significant quantities of hardware which may be utilized with the Company's software. In such instances, the sales generated from such clients are lower than they otherwise would be.

As a result of these market changes, the Company has increasingly focused its efforts on the sale of its software user licenses and services, resulting in higher margins. Aiding these efforts has been the continuing increase in the capacity of the hardware components which the Company markets. The Company has had a growing market for the sale of additional software user licenses to its existing clients as such clients can often add more software user capacity to their system with minimal or no change to their current central processing unit. Such clients frequently also purchase hardware peripherals from the Company for use with the newly purchased software user licenses.


The first nine months of fiscal 1996 have seen a marked increase in the Company's system revenues. The Company attributes this increase to the dynamic changes currently occurring in the health care industry and to growing acceptance of the Company's products and services. Health care providers, faced with economic pressures to reduce costs and increase productivity, are increasingly aligning with HMOs, hospitals and other health care organizations as well as consolidating with other health care providers into larger, more efficient business entities. This trend results in an increase in the number of large and complex health care organizations that are potential clients for the Company's sophisticated systems. In addition, the continued growth of these organizations after they become clients of the Company presents the potential for the Company to increase sales of upgrades and additional software user licenses. The Company's ability to address the complex software requirements of such newly forming or growing business entities, in particular in the area of managed care, is a key to success in this changing health care delivery environment.


The sales cycle for the Company's systems typically ranges from three to 12 months from initial contact to contract execution. The installation cycle is typically two to three months from contract execution to completion of installation. Because a significant percentage of the Company's expenses are relatively fixed, a variation in the timing of systems sales and installations can cause significant variations in operating results from quarter to quarter.

The Company's products are generally shipped as orders are received and accordingly, the Company has historically operated with little backlog. As a result, sales in any quarter are dependent on orders booked and shipped in that quarter and are not predictable with any degree of certainty. As a result, the Company believes that interim period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

The Company's research and development expenses consist primarily of personnel and equipment costs required to conduct the Company's product development effort. The Company believes that significant investments in research and development are required to remain competitive. As a consequence, in recent years, the Company has increased the amount of its expenditures on research and development, mainly through the employment of additional development personnel. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized and amortized over periods ranging from three to five years.


If the Company acquires Clinitec as a wholly-owned subsidiary as contemplated by the Clinitec Agreement in Principle, the Company expects to take a writeoff for purchased in-process research and development of $8.0 million and record a related income tax benefit of $3.2 million in the quarter in which the transaction is consummated. If, however, the Company increases its ownership interest in Clinitec to 51%, the Company expects to take a writeoff for purchased in-process research and development of $4.1 million and record a related income tax benefit of $1.6 million in the quarter in which such transaction is consummated. See "Business -- Relationship with Clinitec." The exact amount of the writeoff will be subject to change pending the timing of the transaction and ultimate purchase allocations to be made by the Company.


The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and related notes thereto included elsewhere in this Prospectus. Historical results of operations, percentage margin fluctuations and any trends that may be inferred from the discussion below are not necessarily indicative of the operating results for any future period.

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated, the percentage of net revenues represented by each item in the Company's statement of operations.


                                                                                     NINE MONTHS
                                                                                   ENDED DECEMBER
                                                       YEAR ENDED MARCH 31,              31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1994      1995
                                                     -----     -----     -----     -----     -----
Net revenues:
  Sales of computer systems, upgrades and
     supplies......................................   53.8%     52.3%     47.1%     45.2%     58.1%
  Maintenance and other services...................   46.2      47.7      52.9      54.8      41.9
                                                     -----     -----     -----     -----     -----
                                                     100.0     100.0     100.0     100.0     100.0
Cost of products and services......................   60.0      55.5      50.3      52.2      47.6
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   40.0      44.5      49.7      47.8      52.4
Operating expenses:
  Selling, general and administrative..............   25.8      26.0      29.3      29.9      23.1
  Research and development.........................    9.7      11.2      12.2      12.9       9.1
                                                     -----     -----     -----     -----     -----
Total operating expenses...........................   35.5      37.2      41.5      42.8      32.2
                                                     -----     -----     -----     -----     -----
Earnings from operations...........................    4.5       7.3       8.2       5.0      20.2
Interest and investment income.....................    1.6       3.4       3.6       2.9       2.7
Equity in loss of Clinitec.........................     --        --        --        --       (.3)
                                                     -----     -----     -----     -----     -----
Earnings before income tax provision...............    6.1      10.7      11.8       7.9      22.6
Income tax provision...............................    0.8       3.0       3.8       1.8       9.0
                                                     -----     -----     -----     -----     -----
Net earnings.......................................    5.3%      7.7%      8.0%      6.1%     13.6%
                                                     =====     =====     =====     =====     =====



FOR THE NINE-MONTH PERIODS ENDED DECEMBER 31, 1995 AND 1994.



NET REVENUES. Net revenues for the nine months ended December 31, 1995 increased 42.9% to $12.3 million from $8.6 million for the nine months ended December 31, 1994. This increase was due primarily to sales of computer systems, upgrades, including software user licenses, and supplies, which grew 83.9% to $7.2 million from $3.9 million. This growth resulted from an increase in the number of larger systems and increased sales of upgrades. Net revenues from maintenance and other services grew 9.2% to $5.2 million from $4.7 million.

This growth resulted from a larger client base for recurring revenues and increased time and material billings for additional services.



COST OF PRODUCTS AND SERVICES. Cost of products and services for the nine months ended December 31, 1995 increased 30.4% to $5.9 million from $4.5 million for the nine months ended December 31, 1994. This increase was due primarily to the increase in systems sold and in net revenues. As a percentage of net revenues, cost of products and services decreased to 47.6% from 52.2%. This decrease was due to an increase in the proportion of revenues from lower cost items.



SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended December 31, 1995 increased 10.3% to $2.8 million from $2.6 million for the nine months ended December 31, 1994. This increase was attributable to increases in sales and administrative personnel. These increases were more than offset by increased sales during the same period, resulting in a decrease in selling, general and administrative expenses, as a percentage of net revenues, to 23.1% from 29.9%.



RESEARCH AND DEVELOPMENT. Research and development expenses remained unchanged at $1.1 million for the nine months ended December 31, 1995 compared to the nine months ended December 31, 1994. This lower than normal increase resulted from a higher proportion of capitalized software. Total research and development expenditures and capitalized software increased to $1.2 million from $1.1 million. The Company anticipates increased expenditures in capitalized software in connection with developing an alternate version of certain of its products for the client/server environment to take advantage of new more powerful technologies an to allow for a more seamless integration of the Company's and Clinitec's NextGen applications.



INTEREST AND INVESTMENT INCOME. Interest and investment income for the nine months ended December 31, 1995 increased 35.8% to $340,000 from $249,000 for the nine months ended December 31, 1994. Current period investment results represent an annualized yield of approximately 6% on the Company's combined balances for cash and cash equivalents and short-term investments. Interest and investment income for the nine months ended December 31, 1994 included prior year first quarter realized losses of $81,000 from sales of short-term investments and first quarter unrealized losses of $10,000 from trading securities.



INCOME TAX PROVISION. Income tax provision for the nine months ended December 31, 1995 increased 606.5% to $1.1 million from $158,100 for the nine months ended December 31, 1994. This increase was due to increased earnings before income tax provision and an increase in effective tax rates. The effective tax rates for the respective periods were 40.1% and 23.2%. The rate for the prior period was lower due to utilization of a deferred tax valuation allowance related to net operating loss carryforwards.


FOR THE YEARS ENDED MARCH 31, 1995 AND 1994.

NET REVENUES. Net revenues were relatively unchanged for the year ended March 31, 1995 increasing 2.5% to $12.0 million from $11.8 million for the year ended March 31, 1994. Revenues derived from maintenance and other services increased 13.6% to $6.4 million from $5.6 million as a result of the Company's larger installed base of systems and higher prices for services. Revenues attributable to sales of computer systems, upgrades and supplies decreased 7.6% to $5.7 million from $6.1 million due to decreased systems sales during fiscal 1995.

COST OF PRODUCTS AND SERVICES. Cost of products and services for the year ended March 31, 1995 decreased 7.2% to $6.1 million from $6.5 million for the year ended March 31, 1994. This decrease was due to an increase in the proportion of revenues from lower cost items comprising net revenues and also resulted in these costs, as a percentage of net revenues, decreasing to 50.3% from 55.5%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended March 31, 1995 increased 15.9% to $3.5 million from $3.1 million for the year ended March 31, 1994 as a result of increases in selling efforts and sales personnel, thereby increasing these expenses, as a percentage of net revenues, to 29.3% from 26.0%.

RESEARCH AND DEVELOPMENT EXPENSES. The amount of expenditures charged to research and development expense for the year ended March 31, 1995 increased 11.3% to $1.5 million from $1.3 million for the year ended March 31, 1994, and as a percentage of net revenues, to 12.2% from 11.2%. This increase was primarily attributable to development of enhancements and additions to the Company's systems.


INTEREST AND INVESTMENT INCOME. Interest and investment income for the year ended March 31, 1995 increased 7.3% to $429,000 from $400,000 for the year ended March 31, 1994. This increase was due to an increase in funds available for investment.

INCOME TAX PROVISION. Income tax provision for the year ended March 31, 1995 increased 29.8% to $453,000 from $349,000 for the year ended March 31, 1994. This was due to increased earnings before income tax provision and an increase in effective tax rates. The effective tax rates for the respective periods were 32.0% and 27.8%. These lower than normal rates were due to utilization of a deferred tax valuation allowance related to net operating loss carryforwards.

FOR THE YEARS ENDED MARCH 31, 1994 AND 1993.

NET REVENUES. Net revenues were relatively unchanged for the year ended March 31, 1994, increasing 0.9% to $11.8 million from $11.7 million for the year ended March 31, 1993. Revenues derived from maintenance and other services increased 4.3% to $5.6 million from $5.4 million. Revenues from sales of computer systems, upgrades and supplies decreased 2.0% to $6.1 million from $6.3 million.

COST OF PRODUCTS AND SERVICES. Cost of products and services for the year ended March 31, 1994 decreased 6.7% to $6.5 million from $7.0 million for the year ended March 31, 1993. This decrease was due to an increase in the proportion of revenues from lower cost items comprising net revenue and to successful results from the Company's cost containment program, resulting in reducing costs, as a percentage of revenues, to 55.5% from 60.0%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were relatively unchanged in the year ended March 31, 1994, increasing 1.5% to $3.1 million from $3.0 million for the year ended March 31, 1993, and as a percentage of net revenues to 26.0% from 25.8%.


RESEARCH AND DEVELOPMENT EXPENSES. The amount of expenditures charged to research and development expense for the year ended March 31, 1994 increased 16.2% to $1.3 million from $1.1 million for the year ended March 31, 1993, and as a percentage of net revenues to 11.2% from 9.7%.


INTEREST AND INVESTMENT INCOME. Interest and investment income for the year ended March 31, 1994 increased 108.3% to $400,000 from $192,000 for the year ended March 31, 1993. This increase was due to an increase in funds available for investment and a change in the investment mix in order to increase yields.

INCOME TAX PROVISION. Income tax provision for the year ended March 31, 1994, increased 305.8% to $349,000 from $86,000 for the year ended March 31, 1993. The income tax expense for the year ended March 31, 1994, resulted from an initial tax expense of $331,000 which was offset by a $245,000 tax benefit from utilization of tax loss carryforwards. The effective tax rates were 27.8% and 12.1%, respectively.

LIQUIDITY AND CAPITAL RESOURCES


Since inception, the Company has financed its operations primarily through cash generated from operations. Net cash provided by operating activities was $1.8 million, $1.2 million and $1.2 million for the years ended March 31, 1993, 1994 and 1995 and $580,000 and $1.5 million for the nine months ended December 31, 1994 and 1995, respectively. Net cash provided from operating activities consists principally of net earnings plus increases in income taxes payable offset by increases in accounts receivables.



Net cash provided by (used in) investing activities was $1.3 million, $(4.0) million, and $3.6 million for the years ended March 31, 1993, 1994 and 1995 and $1.7 million and $(1.4) million for nine months ended December 31, 1994 and 1995, respectively. Net cash provided by (used in) investing activities consists principally of changes in short-term investments as well as additions to equipment and improvements and capitalized software. The amounts for the period ended December 31, 1995 were reduced by the Company's purchase of a 25% equity interest in Clinitec for $1.0 million.

At December 31, 1995, the Company had cash and cash equivalents of $6.4 million and short-term investments of $1.3 million. Short-term investments include debt securities issued by foreign governments of $311,000 and an investment in a hedge fund which trades in special situation securities of $530,000. The Company does not believe these investments have significant principal risk; however, there can be no assurance that the markets for these securities will not change, causing a loss of principal.



Except for the Company's intention to make an additional investment in Clinitec, and to expend funds on capitalized software in connection with alternative versions of certain of its products for the client/server environment to take advantage of more powerful technologies and to enable a more seamless integration of the Company's and Clinitec's NextGen applications, the Company has no significant capital commitments and currently anticipates that additions to property and equipment for the remainder of fiscal 1996 and fiscal 1997 will be comparable to recent past years. See "Use of Proceeds" and "Business -- Relationship with Clinitec."


The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances and cash flow from operations, if any, will be sufficient to meet its working capital and capital expenditure requirements through fiscal 1997.

QUARTERLY RESULTS


The following tables set forth certain unaudited statement of operations data for the seven quarters ended December 31, 1995. These data have been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's audited financial statements and notes thereto.


The Company believes that results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.


                                                               QUARTER ENDED
                                   ----------------------------------------------------------------------
                                    JUNE    SEPTEMBER   DECEMBER   MARCH     JUNE    SEPTEMBER   DECEMBER
                                    1994      1994        1994      1995     1995      1995        1995
                                   ------   ---------   --------   ------   ------   ---------   --------
                                                               (IN THOUSANDS)
Net revenues:
  Sales of computer systems,
     upgrades and supplies.......  $1,582    $ 1,148     $1,165    $1,786   $2,124    $ 2,524     $2,514
  Maintenance and other
     services....................   1,491      1,646      1,590     1,641    1,680      1,660      1,819
                                   ------     ------     ------    ------   ------     ------     ------
                                    3,073      2,794      2,755     3,427    3,804      4,184      4,333
Cost of products and services....   1,652      1,456      1,390     1,562    1,713      2,072      2,080
                                   ------     ------     ------    ------   ------     ------     ------
Gross profit.....................   1,421      1,338      1,365     1,865    2,091      2,112      2,253
Operating expenses:
  Selling, general and
     administrative..............     836        844        901       955      926      1,002        919
  Research and development.......     329        387        394       357      355        301        465
                                   ------     ------     ------    ------   ------     ------     ------
Total operating expenses.........   1,165      1,231      1,295     1,312    1,281      1,303      1,384
Earnings from operations.........     256        107         70       553      810        809        869
Interest and investment income
  (loss).........................     (12)       133        128       180      104        101        135
Equity in loss of Clinitec.......      --         --         --        --      (10)        (8)       (23)
                                   ------     ------     ------    ------   ------     ------     ------
Earnings before income tax
  provision......................     244        240        198       733      904        902        981
Income tax provision.............      44         54         60       295      367        374        376
                                   ------     ------     ------    ------   ------     ------     ------
Net earnings.....................  $  200    $   186     $  138    $  438   $  537    $   528     $  605
                                   ======     ======     ======    ======   ======     ======     ======

The Company's revenues and operating results have fluctuated from quarter to quarter as a result of a number of factors including, without limitation, the size and timing of orders from major clients; the length of sales cycles and installation processes; the ability of the Company's clients to obtain financing for the purchase of the Company's products; changes in pricing policies or price reductions by the Company or its competitors; the timing of new product announcements and product introductions by the Company or its competitors; the availability and cost of supplies; the financial stability of major clients; market acceptance of new products, applications and product enhancements; the Company's ability to develop, introduce and market new products, applications and product enhancements and to control costs; the Company's success in expanding its sales and marketing programs; deferrals of client orders in anticipation of new products, applications or product enhancements; changes in Company strategy; personnel changes; and general economic factors. Because a significant percentage of the Company's expenses are relatively fixed, a variation in the timing of systems sales and installations can cause significant variations in operating results from quarter to quarter. As a result, the Company believes that interim period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, the Company's historical operating results are not necessarily indicative of future performance for any particular period and there can be no assurance that the Company's recent revenue growth or its profitability will continue on a quarterly or annual basis. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

                                    BUSINESS

Quality Systems, Inc. ("QSI" or the "Company") develops and markets health care information systems that automate medical and dental group practices, physician hospital organizations ("PHOs"), management service organizations ("MSOs"), health maintenance organizations ("HMOs") and community health centers. In response to the growing need for more comprehensive, cost-effective information solutions for physician and dental practice management, the Company's systems provide clients with the ability to redesign patient care and other workflow processes, to improve productivity and reduce information processing and administrative costs and to provide multi-site access to patient information. The Company's proprietary software systems include general patient information and summary medical records, appointment scheduling, billing, insurance claims submission and processing, managed care implementation and referral management, treatment outcome studies, treatment planning, drug formularies, word processing and accounting. In addition to providing fully integrated information solutions to its clients, the Company provides comprehensive hardware and software installation, maintenance and support services, system training services and electronic claims submission services. The Company is also introducing patient medical records automation for medical and dental practices utilizing proprietary software developed by Clinitec International Inc. ("Clinitec"), a developer of electronic medical records software systems.

The Company currently has an installed base of more than 475 operating health care information systems serving PHOs, MSOs, HMOs and other health care organizations, each of which consists of one to 120 physicians or dentists. According to Medical Data International, it is estimated that the physician practice management information systems market is currently $1.8 billion. The Company believes that as health care providers are increasingly required to reduce costs while maintaining the quality of health care, the Company will be able to capitalize on its strategy of providing fully integrated information systems and superior customer service.

The Company was founded in 1974, with an early focus on providing information systems and services primarily for dental group practices. The Company's initial "turnkey" systems were designed to improve productivity while reducing information processing costs and personnel requirements. In the mid-1980's, the Company capitalized on the opportunity presented by the increasing pressure of cost containment on physicians and health care organizations and further expanded its information processing systems into the broader medical market. Today, the Company develops and provides integrated UNIX-based health care information systems for both the medical and dental markets. These systems operate on a stand-alone basis or in a networked environment and are expandable to accommodate client needs.


Augmenting its practice management software, the Company added electronic medical records software to its product line in 1995 through a strategic relationship with Clinitec. The Company currently holds a 25% interest in Clinitec and a unilateral right to increase its interest to 51%, and has entered into a non-binding agreement in principle (the "Clinitec Agreement in Principle") to acquire Clinitec as a wholly-owned subsidiary. Clinitec's principal product, NextGen, permits scanning, annotation, retrieval and analysis of medical records in all formats, from documents to photographs and X-rays. NextGen has been developed using a client/server platform, a graphical user interface for compatibility with UNIX, Microsoft Windows, Windows NT and Windows 95 operating systems, and a relational database for flexibility in screen customization and logic flow. The Company is also in the process of developing an alternative client/server version of its "back office" products utilizing a graphical user interface with screens and templates similar to those in the NextGen product to enable a more seamless integration of the QSI and NextGen applications. With the addition of NextGen, the Company is able to provide its clients with a comprehensive information management solution. NextGen, in conjunction with the Company's practice management software, was first installed at a beta site in August 1995 and is currently being installed in two additional sites. General release of the combined systems is expected to occur in the quarter ending June 30, 1996.


INDUSTRY BACKGROUND

Health care costs in the United States have risen dramatically over the past two decades relative to the overall rate of inflation. Consequently, broad pressures to reduce costs without sacrificing the quality of care have caused significant changes in the health care industry. While reimbursement for health care has historically been based on a fee-for-service model of payment, managed care organizations and other payors are increasingly utilizing alternative reimbursement models, including fixed fee and capitation, that shift the financial risk of delivering health care from payors to both physicians and institutional providers. Pressures to control costs have also contributed to the movement of care from more expensive inpatient settings, such as hospitals, to outpatient settings, such as clinics and physician offices. Today, outpatient care providers, particularly physician groups, deliver an increasing amount of health care services, bear an increasing share of the financial risk and control a substantial portion of total health care resources.

To compete in the changing health care environment, physicians and other outpatient care providers are increasingly joining and affiliating with other physicians, managed care organizations, hospitals and other enterprises to form larger health care organizations such as PHOs, MSOs and HMOs. These organizations are designed to take advantage of economies of scale associated with managing health care services for large patient populations across inpatient and outpatient settings, while achieving improved quality, reduced costs and strengthened negotiating positions with managed care entities. In the managed care environment, health care organizations are increasingly entering into contracts which define the terms under which care is administered. The expansion in the number of managed care and third-party payor organizations, as well as additional government regulation and changes in reimbursement models, has greatly increased the complexity of pricing practices, billing procedures and reimbursement policies impacting medical practices. In addition, to operate effectively, health care organizations must efficiently manage patient care and other workflow processes which may extend across multiple care locations and business entities.

To compete under the constraints of managed care while maintaining quality of services, health care organizations have placed increasing demands on their information systems. Initially, these information systems automated financial and administrative functions. As it became necessary to manage patient flow processes, the need arose to integrate all levels of "back-office" data with clinical information such as patient test results and office visits. Particularly for larger organizations and group practices, the Company believes information systems must allow enterprise-wide exchange of patient information incorporating administrative, financial and clinical information from multiple entities, while focusing on the physician as the primary care giver. In addition, large health care organizations increasingly require information systems that can deliver high-performance in environments with multiple concurrent computer users.

Many existing health care information systems, including systems designed for physicians and small group practices, were designed for limited administrative tasks such as billing and scheduling and can neither accommodate multiple computing environments nor operate effectively across multiple locations and entities. As the health care industry continues to evolve, physician groups and health care organizations will increasingly require systems that compile structured clinical information from multiple sources and enable measurement of treatment outcomes and management of clinical processes. Such systems must be integrated with financial and administrative information systems in order to maintain patient flow while continuing to reduce costs and improve quality of care. The Company believes that systems which integrate patient clinical data with administrative, financial and other practice management data are best positioned to succeed in the current managed care environment.

As health care organizations transition to new platforms and newer technologies, they will be migrating toward the implementation of enterprise-wide, patient-centered computing systems embedded with automated patient medical records. These organizations cannot afford significant downtime or re-education, nor can they risk choosing a system which has not proven its ability to handle high volume processing with continuous dependability. The Company believes that successful systems vendors in this market will have a sufficient installed base and adequate resources to offer high quality, fully integrated products and the value-added services needed to expand and support clients throughout this evolution process.

THE QSI SOLUTION

In response to the growing need for more comprehensive, cost-effective health care information solutions for physician and dental practice management, the Company's systems provide clients with the ability to redesign patient care and other workflow processes and improve productivity through multi-site and multi-entry access to patient information. Utilizing proven third-party hardware solutions combined with the Company's proprietary software configured to maximize the efficiency of a health care organization's information processing requirements, the Company's solutions enable a seamless integration of a variety of administrative and patient information operations. In addition, as a result of its strategic relationship with Clinitec, the Company provides clients with an integrated medical records management system as part of a total information management solution. Leveraging over 20 years of experience in the health care information services industry, the Company believes that it continues to distinguish its solutions by providing its clients with sophisticated, full-featured software systems along with comprehensive systems implementation, maintenance and support.

QSI's systems automate many aspects of group practice management, including the retention of general patient information, appointment scheduling, billing, insurance claims submission and processing, managed care implementation and referral management, treatment outcome studies, treatment planning, drug formularies, word processing and accounting. The Company primarily uses the IBM RS6000 central processing unit and IBM'S AIX version of the UNIX operating system as a platform for its application software, which enables the Company to continue providing a wide range of flexible and functional systems to accommodate clients from solo practitioners to large group practices.

STRATEGY

The Company provides its clients with health care information systems designed to improve the quality and reduce the cost of health care delivery. The Company's strategy is to build on its experience as a provider of information systems solutions for health care organizations.

Key elements of the Company's strategy include:

     Providing Increased Automation and Integration of Practice Management Systems. The Company's strategy is to provide user-friendly, comprehensive medical and dental practice management information systems that meet the information processing requirements of physician specialties and practices and are designed to manage the financial, administrative and practice management requirements of these practices. These products enable a single user to perform a larger number of tasks and operate more efficiently by providing real-time access to comprehensive patient information.

     Expanding Professional and Technical Service Offerings. The Company will continue to expand its professional and technical services, including information systems planning, process redesign, new product offerings, project management, contract programming, client management, training services and network design, to assist health care organizations. In addition, the Company intends to expand its electronic data interchange capabilities by increasing the number of insurance carriers and services offered.

     Leveraging Clinitec Relationship for Sale of NextGen Products. Leveraging on its recent alliance with Clinitec, the Company's strategy includes integration of a medical records management system into its product line. The Company believes that the "front office" electronic medical records solutions offered by Clinitec's NextGen software are a natural adjunct to the "back office" applications of QSI's existing software solutions.

     Targeting Large Health Care Provider Groups. The number of physicians and dentists practicing in group settings or as a part of managed care organizations has increased significantly in recent years. The Company believes the number and size of such groups will continue to grow as economic pressures drive health care providers to affiliate with or form new larger group practices. The Company believes that the proven ability of its integrated information solutions to meet the needs of physician and dental groups, particularly those with eight or more affiliated physicians and six or more affiliated dentists, will allow the Company to capitalize on the continued growth of the group practice market. In addition, the Company intends to aggressively pursue certain target markets including large, federally funded community health centers and other opportunities that arise due to the increase in managed care.

     Offering Comprehensive Services and Support. The Company believes its success is attributable in part to its exceptional customer service and support. The Company provides support to its clients seven days a week, 24 hours a day. In addition, the Company's policy is to respond to user defined system-down emergencies with a response time of 15 minutes or less. Further, the Company's employees have the ability to service clients by remote access, allowing for quick response to client inquiries and quick resolutions to system issues. The Company believes that its commitment to provide extensive support has contributed significantly to the development of its business.

PRODUCTS

The Company's health care information systems consist primarily of proprietary software applications and third-party hardware and software. The systems range in capacity from one to hundreds of users, allowing the Company to address the needs of both small and large clients. The software configuration of a typical system includes a basic medical or dental application and additional software applications. A typical system also consists of third party hardware components, including a UNIX-based central processing unit, disk drives, a magnetic tape unit, video display terminals, PCs, one or more printers, and telecommunications equipment. The systems are modular in design and may be expanded to grow with changing client requirements.

The Company purchases all the hardware components of its systems as well as the requisite operating system licenses from manufacturers or distributors of those components. It assembles and tests the hardware components and incorporates QSI's proprietary application software and other third party software into completed systems. The Company provides systems tailored to accommodate particular client requirements. The Company continually evaluates the hardware components of its systems with a view to utilizing hardware that is functional, reliable and cost-effective.

The Company's systems include application and system software modules that provide comprehensive solutions for physician and dental practices. Clients typically purchase a base medical or dental application and add on additional applications as desired. Systems have ranged in price from approximately $10,000 to over $900,000 depending upon size of group practice, number of system users and number of sites. The primary system software is comprised of the applications set forth in the table below.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
PRIMARY SYSTEM SOFTWARE                          DESCRIPTION
------------------------------------------------------------------------------------------------
  QSI Medical             Automates the financial and administrative functions of small to large multi-specialty medical practices, providing a range of functionality that includes:
                          - patient registration and benefits tracking
                          - coordination of pre-paid and capitated health plans, including fee schedule maintenance and analysis of plan utilization and profitability, treatment status, and collections reports
                          - extensive appointment inquiry and scheduling system
                          - efficient and rapid assistance in the processing of electronic or manual insurance claims, patient billing and balance aging, including open item payment posting and on-line "paperless"
                            collections features
                          - thorough standard and custom reporting to analyze the various aspects of practice management
                          - unattended processing of predetermined job functions
------------------------------------------------------------------------------------------------
  QSI Dental              Automates the financial and administrative functions of small to large dental practices, providing a range of functionality that includes:
                          - patient registration and benefits tracking
                          - coordination of pre-paid and capitated health plans, including fee schedule maintenance and analysis of plan utilization and profitability, treatment status, and collections reports
                          - extensive appointment inquiry and scheduling system
                          - full treatment planning and management, with insurance
                            estimation and automated patient recalls
                          - marketing of services to current and potential patients
                          - efficient and rapid assistance in the processing of electronic or manual insurance claims, patient billing and balance aging
                          - thorough standard and custom reporting to analyze the various aspects of practice management
                          - unattended processing of predetermined job functions
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

In addition to the primary packages set forth above, the Company offers the following add-on applications.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
  ADD-ON APPLICATIONS                             DESCRIPTION
------------------------------------------------------------------------------------------------
      Managed Care        Automates eligibility verification, scheduling, referral
                          authorization and claims adjudication. Creates and tracks outside referral authorization requests with authorized procedures, diagnosis and number of visits. Maintains licensing and credential information on referral providers. Provides various statistical reports to manage patient care in an at-risk environment.
------------------------------------------------------------------------------------------------
   QSI Dental School      Automates student transaction grading, tracks academic progress and manages faculty rotations and student/patient assignment.
------------------------------------------------------------------------------------------------
Health Care Eligibility   Enables a dental client to administer a dental insurance plan.
                          Maintains accurate records of member enrollment and provides premium payment tracking, month-end processing, account balance tracking, automatic banking, word processing and file maintenance.
------------------------------------------------------------------------------------------------
  Accounting packages:
   -  General Ledger      Provides general journal and ledger capabilities, including income statements, balance sheets, monthly journals, batch listings, transaction registers, charts of accounts worksheets, and ledger file listings.
   -  Accounts Payable    Produces and tracks batch/voucher listings, batch record listings, paid batch listings, check edit reports, distributions, void check distributions and vendor forecasts. Maintains a detailed check register.
   -  Payroll             Maintains organized payroll registers and payroll history, from which information can be accessed quickly and efficiently.
                          Includes check reconciliation, system maintenance, earnings reports and payroll processing features.
------------------------------------------------------------------------------------------------
      QUIC Network        Provides clearing house services for electronic insurance claims and electronic patient statements. Billing and status data is transferred automatically over the Company's remote access to its clients.
------------------------------------------------------------------------------------------------
   NextGen (Clinitec)     Provides for electronic medical records. Automates the collection of clinical information through the use of pen-based wireless PCs, or fixed PC workstations. Stores patient medical histories, scanned images, X-rays, annotated documents, recorded voice and user-customizable exam data. Automates document generation and prescriptions. Allows for extensive outcome tracking and for a
                          "chartless office."
------------------------------------------------------------------------------------------------
Third Party Packages      Word processing applications, report writers, accounting packages, procedure code editors and maximizers and other software that a client may reasonably request.
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

The Company continues to make enhancements to its hardware and software packages to provide increased functionality and flexibility to its clients. Recent enhancements include additional interfaces for electronic claims submission and insurance payments, increased ability to control managed care plans and fees, electronic patient eligibility, extensions for community health centers, drug formulary tracking, enhanced patient scheduling, and software to support paperless collections. The Company has continued to take advantage of new releases in the IBM RS6000 family, as well as new PC-based products utilizing the SCO UNIX operating system. This introduction of a PC-based UNIX system for physician and dental group practices allowed the Company increased pricing flexibility and enabled the Company's systems to be used in smaller practice settings. In addition, the Company has added enhanced telecommunications, full-featured color terminals and more versatile printer options.

RELATIONSHIP WITH CLINITEC


On April 21, 1995, the Company entered into a strategic relationship with Clinitec, a developer of electronic medical records software systems. As part of this relationship, the Company acquired a 25% equity interest in Clinitec for $1 million. In addition to its 25% ownership position in Clinitec, the Company holds a unilateral contractual right (the "Option"), exercisable until August 1997, to purchase additional shares from Clinitec for $3 million ($1.5 million of which would be distributed pro rata to the Clinitec stockholders other than
QSI) which would result in the Company holding a 51% ownership interest in Clinitec.



On February 13, 1996, the Company entered into the Clinitec Agreement in Principle, which is non-binding, to acquire all of Clinitec. Such acquisition would be achieved through the exercise of the Option and the acquisition of all remaining shares of Clinitec for approximately $4.9 million in cash and $6.9 million in QSI stock (valuing each QSI share at the public offering price contemplated hereby) to be distributed pro rata to all Clinitec stockholders other than the Company. As part of such acquisition, Patrick Cline, the current President of Clinitec, will remain as such and will become a Director and an Executive Vice President of the Company. The Clinitec Agreement in Principle contemplates that the closing of such transaction will occur on or before March 31, 1996; however, there can be no assurance that the acquisition will occur by such date, if at all. If such acquisition is not consummated, the Company will in any event exercise its contractual right to acquire shares resulting in a 51% ownership interest in Clinitec unless the Board of Directors of the Company determines, in accordance with its fiduciary duties, that the exercise of such contractual right would have a material adverse financial effect on the Company's business and prospects and its shareholders.



Clinitec's software product, NextGen, has been developed using a graphical user interface client/server platform for compatibility with the UNIX, Microsoft Windows, Windows NT and Windows 95 operating systems and a relational database back end to permit flexibility in screen customization and logic flow. The Company received the non-exclusive right to market NextGen for medical applications, and the world-wide exclusive right to market NextGen for dental markets.


NextGen operates in a client/server environment, using a desktop, laptop or pen-based PC configuration. Medical records data can include:

     - User customized templates for data capture and automatic document generation

     - Scanned or electronically acquired images including X-rays and photographs

     - Other records, documents and notes, including electronically captured handwriting and annotations

     -  Digital voice recordings embedded in documents

In addition, specific templates designed into the system will permit research and analysis of particular conditions and diagnoses, including the interaction between various prescribed pharmaceuticals, and will allow for extensive outcomes reporting.

NextGen offers software applications that are complementary to those offered by QSI. The key "back office" applications incorporated into QSI's solutions such as practice management, eligibility, claims processing and accounting can be augmented by the "front office" applications of the NextGen software. Because the Company's products are UNIX-based, the Company is able to add NextGen as part of an integrated system. To address the client/server marketplace, the Company is in the process of developing an alternative version of its products for the client/server environment. In addition to a graphical user interface, these client/server versions will include screens and templates similar to those in NextGen to enable a more seamless integration of the QSI and NextGen applications. The Company intends to leverage its existing client base for sales of NextGen.


If the Company acquires all of Clinitec, it anticipates maintaining Clinitec as a separate subsidiary and selling Clinitec software products in conjunction with QSI products, as well as on a stand-alone basis.

SALES AND MARKETING

The Company sells and markets its products nationwide through a direct sales force operating from sales offices in California, Florida, Georgia, Massachusetts, New York and Texas. The Company's sales and marketing employees identify and contact prospective clients by a variety of means, including referrals from existing clients and contacts at professional society meetings and seminars with persons involved in group practice as well as trade journal advertising, direct mail advertising, and telemarketing. These employees are knowledgeable about medical and dental group practice management, as well as computer information systems and the Company's products. Typically, these employees make presentations to potential clients by demonstrating the QSI system and its capabilities on the prospective client's premises. In addition, the Company performs remote demonstrations by utilizing a prospective client's PC or by sending the prospective client a telecommunications kit including a terminal.

The Company's sales cycle can vary significantly and typically ranges from three to 12 months from initial contact to contract execution. Standard payment terms include a 25% down payment with the balance due when the hardware is installed and the installed system is ready for training. As part of the fees paid by its clients, the Company receives up-front licensing fees, a monthly service fee based on client configuration and the number of user ports and a nominal annual license renewal fee based on the number of user ports.

Several clients have purchased the Company's system and, in turn, are providing time-share services to local single and group practice practitioners. Under the time-share agreements, the client provides the use of its system for a fee to one or more practitioners. Although the Company does not receive a fee directly from the time-share client, implementation of time-share arrangements has resulted in the purchase of additional system capacity by the client offering the time-share services, as well as new system purchases made by the time-share clients. The Company continues to concentrate its sales and marketing efforts on medical and dental practices, dental schools, physician clinics, MSOs, PHOs and community health centers. MSOs and PHOs to which the Company has sold systems provide use of the Company's software to those group and single practices associated with the organization or hospital on either a time-sharing basis or by directing the Company to contract with those practices for the sale of stand-alone turnkey systems.

The Company has entered into marketing assistance agreements with certain of its clients pursuant to which the clients allow the Company to demonstrate to potential clients the use of systems on the existing clients' premises. In addition, the Company has established certain of its clients as dealers for its systems. Through this arrangement, the dealer markets and sells QSI systems to prospects in a local territory. These prospects are generally smaller health care facilities than those actively pursued by the Company. The Company's PC-based products are well suited to this dealer marketing. In addition, the dealer typically provides a variety of ongoing services for its clients. Dealers are compensated based on system size and profitability, and the services which they perform in lieu of the Company.

The Company often assists prospective clients in identifying third party sources for financing the purchase of QSI systems. The financing usually is obtained by the client directly from institutional lenders and typically takes the form of a loan from the institution secured by the system to be purchased. Most of the clients purchasing QSI systems have been assisted by the Company in finding sources of financing for such purchases.

The Company has numerous clients and does not believe that the loss of any single client would have a material adverse effect on the Company. No client accounted for ten percent or more of net revenues during fiscal years ended March 31, 1995 or 1994.

CUSTOMER SERVICE AND SUPPORT

The Company believes its success is attributable in part to its exceptional customer service and support. The Company provides support to its clients seven days a week, 24 hours a day. In addition, the Company's policy is to respond to user defined system-down emergencies with a response time of 15 minutes or less. All Company systems have a dedicated port for dial-up remote access, facilitating rapid diagnosis by QSI technicians of system inquiries. Most inquiries can be resolved without the need to dispatch Company technicians. These support services also provide the Company with the opportunity to monitor changes in each client's information processing requirements and to recommend the purchase of system hardware or software enhancements designed to satisfy these additional requirements. The Company believes that its commitment to provide extensive support has contributed significantly to the development of its business.

The Company offers clients support services for all system components, including hardware and software maintenance, for a fixed monthly fee. In the last five years, more than 90% of the Company's clients have elected to purchase the Company's maintenance and support services. Hardware maintenance services are coordinated through the Company's headquarters in California, with support from field service locations in Northern and Southern California, New Jersey, North Carolina and Wisconsin. The Company also subcontracts with IBM to perform specific hardware maintenance tasks under QSI's direction. This arrangement has provided the Company with economies of scale associated with IBM's service infrastructure while still maintaining service standards.

The Company's continuing system software support staff operates from the Company's offices in California and a location in Virginia. The support staff is comprised of specialists who are knowledgeable in the area of hardware and software technology as well as in the day-to-day operations of a group practice. The Company's on-line access to all client systems enables the support staff to provide immediate assistance to clients. This assistance ranges from correcting minor procedural problems in the client's system to performing complex data base reconstructions or software updates. The Company also utilizes an automated on-line support system which assists clients in resolving minor problems and facilitates automated electronic retrieval of problems along with symptoms following a client's call to the Company's automated support system. Additionally, the on-line support system maintains a complete call record at the client's facility and the Company.

IMPLEMENTATION AND TRAINING

The Company provides implementation and training services from its headquarters in California as well as remote locations in Florida, Kansas, Texas, and Washington. The Company believes that its system delivery, implementation and support services are key elements of its successful client relationships. When a client signs a contract for the purchase of a system, a client manager, trained in physician group practice procedures, is assigned to ensure that the client is fully informed of system options and that the proper system configuration is installed. This information is determined through discussions with the client and observation of the client's practice. Once the set of software features is established, the software configuration unique to a given client can be created in an automated fashion.

Before activation of the client's system, Company personnel convert the relevant client data into the system. Typically, the Company interfaces electronically to convert the client's data from another computer system, allowing for a quick, cost-effective and accurate conversion. The system is then subjected to extensive testing which includes processing representative data using the client's system configuration. In some situations, the data may be retained by the client on ledger cards or other hard copy. In such situations, the Company maintains a data entry staff to input the required data.

One or more trainers experienced in group practice procedures are assigned to conduct an intensive training program for the client's employees. The program includes a combination of computer assisted instruction ("CAI"), remote training techniques and training classes conducted by QSI staff at the client's office(s). CAI consists of workbooks, computer interaction and personal instruction. CAI is also offered to clients, for an additional charge, after the initial training program is completed for the purpose of training new and additional employees. Remote training allows a trainer at the Company's office to train one or more people at a client site via telephone and computer connection, thus allowing an interactive and office-specific mode of training without the expense and time required for travel. The Company also provides ongoing training through electronic classrooms where employees at different locations from the same or different companies can simultaneously interact on-line with a trainer. In addition, the Company's on-line "help" documentation feature facilitates client training as well as ongoing support.

COMPETITION

The market for health care information systems is intensely competitive and the Company faces significant competition from a number of different sources. In addition, several of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. The Company believes its principal competitive advantages are the features and capabilities of its products and services, its high level of customer support and its 20 year experience in the industry. The industry is highly fragmented and includes numerous competitors, none of which the Company believes dominates the overall market for group practice management systems. The Company has not encountered substantial competition in the dental group practices market of six or more dentists. The Company believes that numerous firms sell computerized data processing systems to group dental practices consisting of five or fewer dentists.

Among the Company's principal competitors for medical group practice clients are health care information systems companies such as IDX Corporation, Medic Computer Systems, Physician Computer Networks, Inc., and Cycare Systems, Inc. Furthermore, the Company also competes indirectly and to varying degrees with other major health care information companies, information management companies generally, and other software developers which may more directly enter the markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new product introductions by the Company or its competitors, may result in price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT ENHANCEMENT AND DEVELOPMENT


The computer software and hardware and medical practice management industries are characterized by rapid technological change requiring the Company to engage in continuing efforts to improve its systems. During fiscal years 1994 and 1995, and the nine months ended December 31, 1995 the Company expended approximately $1.3 million, $1.5 million and $1.1 million respectively, on research and development activities. In addition, many of the Company's product enhancements have resulted from software development work performed under contracts with QSI clients. To the extent the Company fails to achieve technological advances comparable to those made by others in the computer and medical practice management industries, its products and services may become obsolete. See "Risk Factors -- Technological Change."


GOVERNMENTAL REGULATION

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care facilities. During the past several years the health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain legislators have announced that they intend to examine proposals to reform certain aspects of the U.S. health care system including proposals which may increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and related services. On the other hand, changes in the regulatory environment have increased and may continue to increase the needs of health care organizations for cost-effective data management and thereby enhance the marketability of the Company's systems and related services. The Company cannot predict what impact, if any, such proposals or health care reforms might have on the Company's business, financial condition and results of operations.

The Company's software may be subject to regulation by the U.S. Food and Drug Administration (the "FDA") as a medical device. Such regulation could require the registration of the applicable manufacturing facility and software/hardware products, application of detailed recordkeeping and manufacturing standards, and FDA approval or clearance prior to marketing. An approval or clearance could create delays in marketing, and the FDA could require supplemental filings or object to certain of these applications. See "Risk Factors -- Uncertainty in Health Care Industry; Government Regulation."

EMPLOYEES


As of February 12, 1996, the Company employed 125 persons. Systems analysts, programmers and qualified sales and marketing personnel are in short supply and, consequently, competition for such individuals is intense. The Company believes that its future success depends in part upon recruiting and retaining qualified marketing and technical personnel as well as other employees. The Company considers its employee relations to be good.


PROPERTIES

The Company's principal administrative, data processing, marketing and development operations are located in approximately 15,800 square feet of leased space in Tustin, California under a lease which expires in October 1996. In addition, the Company leases approximately 13,200 square feet of space in Santa Ana, California to house its assembly and warehouse operations, and an aggregate of approximately 1875 feet of space in Florida, Georgia, New York, Texas and Washington to house field sales, training and service operations. These leases, including options, have expiration dates ranging from month-to-month to October 31, 1996 and provide for aggregate annual rental payments of approximately $379,000. The Company believes that its facilities are adequate for its current needs and that suitable additional or substitute space is available, if needed.

LEGAL PROCEEDINGS

The Company is a party to various legal proceedings incidental to its business, none of which are considered by the Company to be material.

                        DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth certain information concerning the executive officers and directors of the Company as of February 12, 1996.



                 NAME                AGE                           POSITION
    -------------------------------  ----     --------------------------------------------------
    Sheldon Razin                     58      Chairman of the Board, Chief Executive Officer,
                                              President and Director
    Robert Beck                       55      Executive Vice President
    Robert McGraw                     38      Vice President Chief Financial Officer
    Greg Flynn                        38      Vice President Sales and Marketing
    Abe LaLande                       45      Vice President Hardware Research and Development
    Donn Neufeld                      39      Vice President Software and Operations
    Janet Razin                       55      Vice President, Corporate Secretary and Director
    Irma Carmona                      40      Corporate Controller
    John Bowers, M.D.                 57      Director(1)
    William Bowers                    67      Director(1)
    George Bristol                    47      Director(1)
    Graeme Frehner                    57      Director
    Gordon Setran                     73      Director(1)


---------------

(1)  Member of Audit Committee

Officers are appointed by, and serve at the discretion of, the Board of Directors. Except for Sheldon Razin and Janet Razin, who are husband and wife, there are no family relationships between any of the directors or executive officers of the Company. The Board has established an Audit Committee on which John Bowers, M.D., George Bristol, Gordon Setran and William Bowers serve.

SHELDON RAZIN is the founder of the Company and has served as Chairman of the Board of Directors and Chief Executive Officer since the Company's inception. He also has served as the Company's President since its inception except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as Treasurer from the Company's inception until October 1982. Prior to founding the Company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of the Company's predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology. Mr. Razin is the husband of Janet Razin.

ROBERT BECK joined the Company, and has served as its Executive Vice President, since April 1992. In this capacity, he is heavily involved in the Company's sales and marketing efforts. Mr. Beck has been associated with turnkey healthcare computing applications since 1975, holding a variety of increasingly responsible management positions in several companies. Prior to joining the Company, Mr. Beck served as Executive Vice President of Sandata, a provider of DME and Home Health Care Turnkey Systems. Mr. Beck's experience includes founding and running a corporation, The Hamilton Computer Group, Inc., which was at one time a major competitor to the Company. He holds a B.A. degree in Mathematics and Statistics from Hunter College.


ROBERT MCGRAW has been hired by the Company as its Vice President Chief Financial Officer and will begin his employment on February 19, 1996. Prior to joining the Company, Mr. McGraw was the Chief Financial Officer of CVD Financial Corporation, an asset-based commercial lender, from March 1994 to February 1996. He was an independent financial consultant from August 1989 to February 1991 and from March 1992 to February 1994. From March 1991 to February 1992, Mr. McGraw was Chief Financial Officer of MGV International, Inc., a diversified middle market company with a personal computer manufacturing plant and wholesale distribution operations. Mr. McGraw is a Certified Public Accountant and holds an M.B.A. from UCLA and a B.A. with highest honors in Business Economics from University of California, Santa Barbara.

GREG FLYNN has served as the Company's Vice President Sales and Marketing since January 1996 after serving as Vice President Administration since June 1992. In these capacities, Mr. Flynn has been responsible for numerous functions related to the ongoing management of the Company. Previously, Mr. Flynn served as the Company's Vice President Corporate Communications. Since joining the Company in January 1982, Mr. Flynn has held a variety of increasingly responsible management positions within the organization. Prior to joining the Company, Mr. Flynn was a scriptreader/script consultant for a film production company. He holds a B.A. degree in English from the University of California, Santa Barbara.

ABE LALANDE has served as the Company's Vice President Hardware Research and Development since February 1989. From 1979 to 1982, he served as the Company's senior field service engineer, and from 1982 to 1988, he served as Vice President Field Service and Production. During fiscal 1989, Mr. LaLande left the Company for three months to work for Toshiba America, Inc. Prior to joining the Company, Mr. LaLande held various senior field service engineering positions with Mini-Computer Systems (October 1978 to April 1979), Varian Associates (February 1978 to October 1978) and General Automation (July 1977 to February
1978), all of which are computer manufacturing companies. He holds an A.A. degree in Electronic Engineering from Fullerton College and an A.S. degree in Computer Science from Control Data Institute.

DONN NEUFELD has served as the Company's Vice President Operations since June 1986 and as its Vice President-Software since January 1996. From April 1981 until June 1986, Mr. Neufeld held the position of Manager of Customer Support. He joined the Company in December 1980 as part of the System Generation Department. Prior to joining the Company, Mr. Neufeld was a System Analyst/Programmer at Loma Linda University Medical Center.

JANET RAZIN has served as a Director, Vice President and Corporate Secretary of the Company since its inception and served as the Company's Controller until November 1981. She served as Vice President Chief Financial Officer from October 1982 until October 1984. Prior to joining the Company, she was a computer programmer for Rockwell International Corporation. Mrs. Razin holds a B.A. degree in Mathematics from Northeastern University. Mrs. Razin is the wife of Sheldon Razin.

IRMA CARMONA has served as the Company's Corporate Controller since June 1994. Since joining the Company in February 1980, Ms. Carmona has held a variety of increasingly responsible financial positions within the organization including Manager of Accounting from June 1984 until June 1994. Prior to joining the Company, Ms. Carmona was a staff accountant for Thomas Cook Bankers.

JOHN BOWERS, M.D., has served as a Director since June 1987, and is the founder and Chief Executive Officer of the Heart Institute of Nevada, a major freestanding Cardiac Catheterization and Diagnostic Center. In 1970, Dr. Bowers moved to Las Vegas, Nevada to associate with Dr. P.R. Akre, who organized the first catheterization laboratory in Nevada. He subsequently became Director of Cardiology at Sunrise Hospital and Valley Hospital. On June 1, 1975, he founded Cardiology Associates of Nevada, John A. Bowers, M.D., FACC, a professional corporation, and the forerunner of the Heart Institute of Nevada. Prior to 1970, Dr. Bowers practiced cardiology in Santa Paula, California, after serving in the Air Force at Vandenberg Air Force Base, California and Wright-Patterson Air Force Base, Dayton, Ohio. Dr. Bowers graduated from Indiana University School of Medicine in 1960.

WILLIAM BOWERS has served as a Director since June 1989. He was co-founder and Chairman of MSI Data Corporation, a leading manufacturer of "on-the-move" hand-held data collection systems, headquartered in Costa Mesa, California. Founded in 1967, MSI was a public company until it was acquired by Symbol Technologies, Inc. in 1988. Mr. Bowers is also a Director of D.H. Technology, Inc., a publicly-owned company. Mr. Bowers has two Bachelors degrees, one in Advertising from USC and another in Electrical Engineering from UCLA.

GEORGE BRISTOL, who has served as a Director since December 1982, has been a member of the corporate finance group of Ernst & Young LLP, an international professional services firm, since February 1992. Prior to this, Mr. Bristol was a Managing Director with the investment banking firms of Dean Witter Reynolds Inc. from September 1989 and Prudential Securities, Inc., for more than eight years, until September 1989. Prior to joining Prudential Securities, Inc., Mr. Bristol served as First Vice President of Blyth Eastman Paine

Webber Incorporated, an investment banking firm. He holds a B.A. degree from the University of Michigan and an M.B.A. degree from the Harvard Business School.

GRAEME FREHNER, a co-founder of the Company, has served as a Director since November 1982. He served as the Company's Vice President-Software from October 1982 to January 1996, when he retired from active management in the Company. Despite this retirement, he intends to consult with the Company from time to time. Mr. Frehner joined Quality Systems, the Company's predecessor, shortly after it was founded. Prior to that time, he held a number of technical, managerial and consulting positions with Planning Research Corporation and with Autonetics, formerly a division of North American Aviation and currently a division of Rockwell International Corporation. Mr. Frehner holds a B.S. degree in Mathematics, Education and Physics from Brigham Young University.

GORDON SETRAN has served as a Director since November 1982, and was a Vice President of California Federal Savings & Loan Association from 1975 until his retirement in December 1985. Mr. Setran was a founder, President and Director of First Federal Savings & Loan Association of Corona which was acquired by California Federal Savings & Loan Association in 1975.


In the event that the acquisition of 100% of Clinitec is consummated, it is anticipated that Patrick Cline will join the Company's Board of Directors and will become an Executive Vice President of the Company. Mr. Cline is a co-founder of Clinitec and has served as its Chairman of the Board of Directors, Chief Executive Officer and President since its inception in January 1994. Prior to co-founding Clinitec, Mr. Cline served, from July 1987 to January 1994, as Vice President of Sales and Marketing with Script Systems, a subsidiary of InfoMed, a healthcare information systems company. From January 1994 to May 1994, after the founding of Clinitec, Mr. Cline continued to serve, on a part time basis, as Script Systems' Vice President of Sales and Marketing. Mr. Cline has held senior positions in the health care information systems industry since 1981.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the "Named Executive Officers") for the fiscal years ended March 31, 1993, 1994 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                           --------------------------   ------------------
                                  FISCAL               OTHER ANNUAL         SECURITIES          ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR     SALARY    COMPENSATION(1)   UNDERLYING OPTIONS   COMPENSATION(2)
--------------------------------  ------   --------   ---------------   ------------------   ---------------
Sheldon Razin...................   1995    $213,750       $ 6,882                  --            $ 2,873
  Chairman and President           1994     180,000        23,372                  --              2,235
                                   1993     180,000        19,518                  --              1,172
Robert Beck(3)..................   1995     144,996            --                  --              2,740
  Executive Vice President         1994     144,996            --                  --              2,478
                                   1993     140,054            --              75,000                728
Greg Flynn......................   1995     108,929            --                  --              1,224
  Vice President Sales             1994      97,152            --              22,000                945
  and Marketing                    1993      89,760            --              20,000                378
Abe LaLande.....................   1995     105,000            --                  --              1,185
  Vice President Hardware
     Research                      1994     105,000            --                  --              1,010
     and Development               1993     105,000            --                  --                419
Donn Neufeld....................   1995     104,250            --                  --              1,178
  Vice President Software          1994      96,000            --              30,000                935
  and Operations                   1993      96,000            --                  --                394

---------------

(1) This column reflects perquisite compensation which exceeds the lesser of $50,000 or 10% of the Named Executive Officer's total salary and bonus with the exception of Mr. Razin, which is included regardless. For the fiscal year ended March 31, 1995, no Named Executive Officer received perquisites exceeding that limit. For fiscal years ended March 31, 1995, 1994, and 1993, respectively, Mr. Razin's perquisites included $5,982, $22,472 and $18,578 for the value of the use of a Company car, which includes insurance premiums, depreciation, and miscellaneous expenses.

(2) This column reflects (i) amounts attributable to Company contributions to the Company's Deferred Compensation Plan (or, for fiscal year ended March 31, 1993, contributions to the Company's Profit-Sharing and Retirement Plan for Employees) and (ii) income attributable to the provision of additional life insurance for the Named Executive Officers. For fiscal year ended March 31, 1995 such amounts were, respectively, as follows: Mr. Razin, $2,138 and $735; Mr. Beck $1,570 and $1,170; Mr. Flynn $1,089 and $135; Mr. LaLande,
    $1,050 and $135; and Mr. Neufeld, $1,043 and $135. For fiscal year ended March 31, 1994, such amounts were, respectively, as follows: Mr. Razin, $1,500 and $735; Mr. Beck, $1,308 and $1,170; Mr. Flynn, $810 and $135; Mr.
    LaLande, $875 and $135; and Mr. Neufeld, $800 and $135. For fiscal year ended March 31, 1993, such amounts were, respectively, as follows: Mr. Razin, $417 and $755; Mr. Beck, $0 and $728; Mr. Flynn, $239 and $139; Mr.
    LaLande, $280 and $139; and Mr. Neufeld, $255 and $139.


(3) The Company has an arrangement with Robert Beck under which Mr. Beck will receive, if the Company attains an aftertax profit of at least $2.5 million in any fiscal year in which the Company's sales are at least $25.0 million, a one-time grant of options for shares representing the difference between 225,000 shares of Common Stock and the number of shares of Common Stock Mr. Beck has purchased up to such date pursuant to stock options granted by the Company. As of February 12, 1996, Mr. Beck had been granted options to purchase 75,000 shares and had exercised 53,750 shares of such options.

The Company has hired Robert McGraw to be its Chief Financial Officer. Mr. McGraw will commence employment with the Company on February 19, 1996 at a salary of $125,000 per year and will be granted options to purchase 30,000 shares of the Company's Common Stock. In addition, upon the consummation of the acquisition of Clinitec contemplated by the Clinitec Agreement in Principle, five key employees of Clinitec will enter into employment agreements with QSI for three year terms. The Company anticipates that such Clinitec employees will receive aggregate compensation of approximately $840,000 per year.


STOCK OPTIONS. No options were granted to the Named Executive Officers in the last fiscal year.

AGGREGATED OPTION EXERCISE TABLE. The following table sets forth information (on an aggregated basis) concerning the number of shares of the Company's Common Stock acquired upon exercise of options granted by the Company, and shares of the Company's Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1995 fiscal year. None of the Named Executive Officers held any stock appreciation rights at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF UNDERLYING          VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  SHARES                       MARCH 31, 1995               MARCH 31, 1995(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Sheldon Razin.................          0     $      0           0              0        $     0        $     0
Robert Beck...................      8,000       22,875      10,750         37,500         18,813         65,625
Greg Flynn....................      2,000        3,125      15,500         26,500         28,375         47,625
Abe LaLande...................     10,000       24,375      12,500          7,500         20,313         12,188
Donn Neufeld..................          0            0      13,500         24,500         22,875         42,625

---------------

(1) The value of unexercised in-the-money options is the market price of the shares at fiscal year end ($3.25) less the exercise price of the option.

1989 STOCK OPTION PLAN

The Company's 1989 Stock Option Plan (the "1989 Plan") was adopted by the Board of Directors on July 19, 1989 and approved by the shareholders on September 6, 1989. One million shares of Common Stock have been authorized for issuance under the 1989 Plan. The number of shares issued to directors under the 1989 Plan when added to the number of shares issuable to directors upon the exercise of stock options granted under any other stock option plan maintained by the Company shall not exceed 750,000.

The 1989 Plan provides that salaried officers or key employees, and non-employee directors of the Company or its subsidiaries may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the option grant date. However, any option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or any subsidiary) must have a purchase price of at least 110% of the fair market value on the grant date, and a term not longer than five years.

The plan may be administered by the Board of Directors of the Company ("Board") or a Committee consisting of three or more directors who are appointed by, and serve at the pleasure of, the Board (the "Committee"). A Committee has not been appointed. The Board as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant, and the maximum term for which any granted option is to remain outstanding. Option grants to nonemployee directors must be approved by the Board. Upon an acquisition of the Company by merger or asset sale, each outstanding option may be subject to accelerated vesting under certain circumstances.

The Board may amend or modify the 1989 Plan at any time. The 1989 Plan will terminate on May 30, 1999, unless sooner terminated by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company does not have a compensation committee or any other committee of the Board of Directors performing equivalent functions. Instead, the full Board of Directors makes decisions regarding executive officer compensation. During the Company's last complete fiscal year ended March 31, 1995, the members of the Board of Directors were Sheldon Razin, Janet Razin, John Bowers, M.D., William Bowers, George Bristol, Graeme Frehner and Gordon Setran.

EMPLOYMENT CONTRACTS


The Company does not presently have any employment contracts in effect with the President or any of the other Named Executive Officers other than the arrangement referenced above in "Executive Compensation" regarding Robert Beck. In connection with the Company's arrangement with Mr. Beck, Mr. Razin has agreed that in the event he sells more than 20% of the Common Stock of the Company beneficially owned by him at such time of sale, then Mr. Beck shall be entitled to sell, in the same transaction as Mr. Razin and on the same terms and conditions, a pro rata amount of the Common Stock held by Mr. Beck at such time pursuant to stock options granted by the Company. On December 12, 1995, Mr. Beck waived any and all rights under that agreement with respect to the offering contemplated hereby. In addition, upon the consummation of the acquisition of Clinitec contemplated by the Clinitec Agreement in Principle, the Company intends to enter into employment agreements with certain key employees of Clinitec. See "Executive Compensation."


DIRECTOR COMPENSATION

Directors of the Company who are also employees of the Company are not compensated for their services as directors or committee members. Directors of the Company who are not also employees receive a fee of $2,500 per year for serving on the Board of Directors. Directors who serve on a committee of the Board of Directors receive an annual fee of $1,000 and a fee of $250 for each committee meeting attended, together with reasonable expenses of attendance at committee meetings.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (3) for any transaction from which a director derived an improper personal benefit; (4) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (6) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (7) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not eliminate or limit liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the

Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

The Bylaws of the Company provide that a person sued as an agent of the Company may be indemnified by the Company for reasonable expenses incurred thereby, if
(a) in the case of other than derivative suits, such person has acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful), and (b) in the case of a derivative suit, such person has acted in good faith in a manner he or she believed to be in the best interests of the Company and its shareholders, and with such care, including reasonable inquiry, as an ordinarily prudent person, in a like position would use under similar circumstances. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

The Company has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.


                              CERTAIN TRANSACTIONS



     The Company sold a computer system for $334,600 to Heart Institute of Nevada during the quarter ended December 31, 1995. John Bowers, M.D., the founder and Chief Executive Officer of Heart Institute of Nevada, is a member of the Company's Board of Directors. The Company's gross profit on the sale is comparable to the gross profit on sales of similar computer systems.

                       PRINCIPAL AND SELLING SHAREHOLDERS


The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 12, 1996, and as adjusted to reflect the sale by the Company and the Selling Shareholders of the shares of Common Stock offered hereby, by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Selling Shareholders, (iii) each of the Company's directors, (iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group:



                                                SHARES BENEFICIALLY
                                                       OWNED                         SHARES BENEFICIALLY
                                                     PRIOR TO                               OWNED
                                                    OFFERING(1)        NUMBER OF      AFTER OFFERING(1)
                                                -------------------   SHARES BEING   -------------------
                    PERSON                       NUMBER     PERCENT     OFFERED       NUMBER     PERCENT
----------------------------------------------  ---------   -------   ------------   ---------   -------
Janet Razin and Sheldon Razin(2)(3)...........  2,186,220     47.1%      451,000     1,735,220     30.7%
Ahmed Hussein(4)..............................    350,000      7.5            --       350,000      6.2
Duncan-Hurst Capital Management Inc.(5).......    299,400      6.4            --       299,400      5.3
Graeme Frehner................................     76,554      1.7        20,000        56,554      1.0
John Bowers, M.D..............................     31,230        *            --        31,230        *
Fen Frehner(6)................................     25,000        *        13,000        12,000        *
George Bristol................................     13,500        *            --        13,500        *
David Razin(7)................................     12,000        *        10,000         2,000        *
Greg Flynn(8).................................     10,030        *            --        10,030        *
William Bowers................................     10,000        *            --        10,000        *
Donn Neufeld(9)...............................      8,000        *            --         8,000        *
Michael Yerrid(10)............................      7,500        *         5,000         2,500        *
Robert Beck(11)...............................      2,600        *            --         2,600        *
Gordon Setran.................................      1,500        *            --         1,500        *
Abe LaLande...................................      1,000        *         1,000            --        *
All directors and executive officers as a
  group
  (12 persons)(12)............................  2,340,634     50.3%      472,000     1,868,634     32.9%


---------------
  *  Less than one percent
 (1) For purposes of this table, information as to shares of Common Stock assumes that (i) the persons in the table do not purchase shares in the offering and (ii) the Underwriters' over-allotment option is not exercised. Except as otherwise indicated, to the Company's knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Janet Razin and Sheldon Razin, each of whom is an officer and director of the Company, are married to one another and own their shares as community property.
 (3) The address of each of these persons is c/o Quality Systems, Inc., 17822 East 17th Street, Suite 210, Tustin, California 92680.
 (4) As reflected in Schedule 13D dated December 8, 1995. Mr. Hussein's address is 401 E. 34th Street, Apt. #N-25A, New York, NY 10016.

 (5) As reflected in Schedule 13D dated January 30, 1996. Duncan-Hurst's address is 4365 Executive Drive, Suite 1520, San Diego, CA 92121. Duncan-Hurst has sole voting power of 171,650 of the 299,400 shares it beneficially owns.


 (6) Mr. Frehner is currently the Company's Manager of Software Research and Development and is the son of Graeme Frehner.


 (7) Includes 10,000 shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996. Mr. Razin is currently the Company's Director of Product Development and is the son of Janet and Sheldon Razin.


 (8) Includes 8,000 shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996.


 (9) Includes 8,000 shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996.


(10) Includes 7,500 shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996. Mr. Yerrid is currently the Company's Client Services Manager.


(11) Includes 2,500 shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996.


(12) Includes shares of Common Stock subject to stock options which are currently exercisable or may become exercisable within 60 days after February 12, 1996, and are, respectively, as follows: Mr. Beck, 2,500; Mr. Flynn, 8,000; Mr. Neufeld, 8,000; and all directors and officers as a group, 18,500 shares.

                          DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value per share.

COMMON STOCK


As of February 12, 1996, there were 4,638,491 shares of Common Stock outstanding and held of record by 198 shareholders. Each holder of Common Stock is entitled to one vote for each share held. Following this offering, the holders of Common Stock, voting as a single class, will be entitled to elect all of the directors of the Company. Matters submitted for shareholder approval generally require a majority vote.


The shareholders, upon giving the notice required by California law and the Company's Bylaws, may cumulate votes for the election of directors. Under cumulative voting, each shareholder may give one nominee, whose name is placed in nomination prior to the commencement of voting, a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which a shareholder's shares are normally entitled, or distribute such number of votes among as many nominees as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors.

Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range for Common Stock and Dividends." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in the Company's assets remaining after the payment of liabilities. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security. The outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company's Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of this offering, the Company will have 5,653,491 shares of Common Stock outstanding, assuming only 15,000 of the 147,125 stock options outstanding as of February 12, 1996 will be exercised before the offering and excluding any shares issuable upon the consummation of the Clinitec Agreement in Principle. Of this amount, the 1,500,000 shares sold in this offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) and approximately 2,289,357 other shares (subject in certain cases to the volume and other limitations of Rule 144) will be available for immediate sale in the public market as of the date of this Prospectus.


Upon the expiration of a 90-day Lockup Period (as defined below), approximately 1,864,134 shares of the Company's Common Stock will become available for sale in the public market subject to compliance with Rule 144.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 56,535 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

In addition, the Commission has published a notice of proposed rulemaking which, if adopted as proposed, would shorten the applicable holding periods under Rule 144(d) and Rule 144(k) to one and two years, respectively (from the current two and three-year periods). The Company cannot predict whether such amendments will be adopted or the effect thereof on the trading market for its Common Stock. The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. There can be no assurance that a significant public market for the Common Stock will be sustained after the offering. Any future sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.


The Selling Shareholders of the Company, who in the aggregate will beneficially own, following the offering, 1,805,774 shares of Common Stock, have agreed that they will not, without the prior written consent of the Representatives (as defined under "Underwriting") offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days (the "Lockup Period") after the date of this Prospectus. In addition, the Company has agreed pursuant to the Underwriting Agreement that it will not sell any Common Stock without the prior consent of the Representatives of the Underwriters for a period of 90 days from the date of this Prospectus, except that the Company may, without such consent, grant certain options to purchase stock pursuant to the Company's 1989 Plan.


On November 6, 1989, the Company filed a registration statement on Form S-8 under the Securities Act to register shares of the Common Stock issued or reserved for issuance under the 1989 Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

                                  UNDERWRITING


Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below acting through Bear, Stearns & Co. Inc., Pacific Growth Equities, Inc. and Cruttenden Roth Incorporated, representatives of the several Underwriters (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth below opposite their respective names:



                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        Bear, Stearns & Co. Inc...........................................
        Pacific Growth Equities, Inc......................................
        Cruttenden Roth Incorporated......................................

                                                                            ----------
                  Total...................................................  1,500,000
                                                                            ===========



In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions therein set forth, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.



The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $       per share. The
Underwriters may allow and such dealers may reallow a concession not in excess
of $       per share to certain other dealers. After the public offering, the public offering price and such concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.



The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.



Certain Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days from the date of the effectiveness of the offering, to purchase up to an aggregate of 225,000 additional shares of Common Stock to cover over-allotments. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1,500,000 shares of Common Stock offered hereby. If purchased, these additional shares will be sold by the Underwriters on the same terms as those on which the 1,500,000 shares are being offered.



The officers and directors of the Company, and the Selling Shareholders have agreed not to offer, sell, transfer, assign or otherwise dispose of any of the Common Stock owned by them prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of the Representatives. After such 90 day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock that they hold subject to the provisions of applicable securities laws.


The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except with respect to options or other rights outstanding on the date of this Prospectus or pursuant to the 1989 Stock Option Plan, for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives.


The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.


In connection with this offering, certain Underwriters and selling group members (if any) who are qualifying registered market makers on Nasdaq may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a price period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

Certain legal matters with respect to the issuance of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Brobeck, Phleger & Harrison LLP, Newport Beach, California. Certain legal matters relating to the offering will be passed upon for the Underwriters by Gibson, Dunn & Crutcher, Los Angeles, California. Gibson, Dunn & Crutcher has, from time to time, performed legal services for the Company and may, if requested, do so in the future.

                                    EXPERTS


The financial statements of the Company as of March 31, 1994 and 1995 and for each of the three years in the period ended March 31, 1995 and the financial statements of Clinitec as of December 31, 1994 and for the period from January 31, 1994 (inception) to December 31, 1994 included in this Prospectus and the financial statement schedule of the Company included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



The balance sheet of Clinitec International, Inc. as of December 31, 1995 and the statements of operations, shareholders' equity and cash flows for the year then ended, included in this Prospectus and the Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in that Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Room 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market (Symbol: QSII), and reports and information concerning the Company can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
PRO FORMA FINANCIAL INFORMATION:
Pro Forma Consolidated Balance Sheet as of December 31, 1995 (unaudited).............    F-2
Pro Forma Consolidated Statement of Operations for the year ended March 31, 1995
  (unaudited)........................................................................    F-3
Pro Forma Consolidated Statement of Operations for the nine months ended December 31,
  1995 (unaudited)...................................................................    F-4
Notes to Pro Forma Consolidated Financial Statements (unaudited).....................    F-5
AUDITED FINANCIAL STATEMENTS OF QUALITY SYSTEMS, INC.:
Independent Auditors' Report.........................................................    F-8
Balance Sheets as of March 31, 1994 and 1995.........................................    F-9
Statements of Operations for each of the three years in the period ended March 31,
  1995...............................................................................   F-10
Statements of Shareholders' Equity for each of the three years in the period ended
  March 31, 1995.....................................................................   F-11
Statements of Cash Flows for each of the three years in the period ended March 31,
  1995...............................................................................   F-12
Notes to Financial Statements for each of the three years in the period ended March
  31, 1995...........................................................................   F-13
INTERIM FINANCIAL STATEMENTS OF QUALITY SYSTEMS, INC.:
Balance Sheet as of December 31, 1995 (unaudited)....................................   F-20
Statements of Operations for the nine months ended December 31, 1994 and 1995
  (unaudited)........................................................................   F-21
Statements of Cash Flows for the nine months ended December 31, 1994 and 1995
  (unaudited)........................................................................   F-22
Notes to Financial Statements for the nine months ended December 31, 1994 and 1995
  (unaudited)........................................................................   F-23
AUDITED FINANCIAL STATEMENTS OF CLINITEC INTERNATIONAL, INC.:
Independent Auditors' Reports........................................................   F-24
Balance Sheets as of December 31, 1994 and 1995......................................   F-26
Statements of Operations for the period from January 31, 1994 (inception) to
  December 31, 1994 and the year ended December 31, 1995.............................   F-27
Statements of Shareholders' Equity for the period from January 31, 1994 (inception)
  to
  December 31, 1994 and the year ended December 31, 1995.............................   F-28
Statements of Cash Flows for the period from January 31, 1994 (inception) to
  December 31, 1994 and the year ended December 31, 1995.............................   F-29
Notes to Financial Statements for the period from January 31, 1994 (inception) to
  December 31, 1994 and the year ended December 31, 1995.............................   F-30

                             QUALITY SYSTEMS, INC.


                     PRO FORMA CONSOLIDATED BALANCE SHEETS


                      AS OF DECEMBER 31, 1995 (UNAUDITED)

                                 (IN THOUSANDS)


                                   AS OF           AS OF
                                DECEMBER 31,   SEPTEMBER 30,                    51% OF CLINITEC             100% OF CLINITEC
                                    1995            1995                   -------------------------    -------------------------
                                ------------   --------------               PRO FORMA                    PRO FORMA
                                    QSI           CLINITEC      COMBINED   ADJUSTMENTS     PRO FORMA    ADJUSTMENTS     PRO FORMA
                                ------------   --------------   --------   -----------     ---------    -----------     ---------
                                                                            (NOTE 2)                    (NOTE 3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.....    $  6,397         $  344       $ 6,741      $(1,500)(a)    $ 5,241       $(4,896)(g)    $ 1,845
Short-term investments........       1,265                        1,265                       1,265                        1,265
Accounts receivable, net......       4,365            311         4,676                       4,676                        4,676
Inventories...................         725             30           755                         755                          755
Other current assets..........         155             26           181                         181                          181
                                  --------         ------       -------      -------        -------       -------        -------
        Total current
          assets..............      12,907            711        13,618       (1,500)        12,118        (4,896)         8,722
Equipment and improvements,
  net.........................         467            154           621                         621                          621
Capitalized software costs,
  net.........................         580            216           796         (216)(e)        580          (216)(i)        580
Investment in Clinitec
  International, Inc..........         985                          985        3,000(a)          --        11,790(g)          --
                                                                                  41(b)                        41(h)
                                                                              (2,865)(c)                  (12,039)(i)
                                                                              (1,161)(e)                     (777)(k)
Cash surrender value of life
  insurance...................         316                          316                         316                          316
Other assets..................         131             12           143          357(c)         500           700(i)         843
Goodwill......................                                                   203(c)         203         6,819(i)       6,819
                                  --------         ------       -------      -------        -------       -------        -------
        Total assets..........    $ 15,386         $1,093       $16,479      $(2,141)       $14,338       $ 1,442        $17,901
                                  ========         ======       =======      =======        =======       =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable..............    $    943         $   25       $   968      $    --        $   968       $              $   968
Accrued payroll and related
  expenses....................         493             21           514                         514                          514
Other accrued expenses........         475             14           489                         489                          489
Deferred service revenue......       1,030                        1,030                       1,030                        1,030
Deferred compensation.........         316                          316                         316                          316
Estimated costs to complete
  system installations........         337             40           377                         377                          377
Income taxes payable..........          11                           11                          11                           11
                                  --------         ------       -------      -------        -------       -------        -------
        Total current
          liabilities.........       3,605            100         3,705                       3,705                        3,705
DEFERRED TAX LIABILITY........         100                          100            9(b)         252             9(h)         389
                                                                                 143(c)                       280(i)
                                  --------         ------       -------      -------        -------       -------        -------
        Total liabilities.....       3,705            100         3,805          152          3,957           289          4,094
MINORITY INTEREST.............                                                 1,116(e)       1,116
SHAREHOLDERS' EQUITY:
Preferred stock...............                        985           985        3,000(a)          --          (985)(k)
                                                                              (3,985)(e)
Common stock..................          46            857           903         (857)(e)         46             4(g)          50
                                                                                                             (857)(k)
Additional paid-in capital....       6,764                        6,764                       6,764         6,890(g)      13,654
Unrealized loss on
  available-for-sale
  securities..................         (46)                         (46)                        (46)                         (46)
Retained earnings.............       4,917           (849)        4,068       (1,500)(a)      2,501            32(h)         149
                                                                                  32(b)                    (4,800)(i)
                                                                              (2,448)(c)                      849(k)
                                                                               2,349(e)
                                  --------         ------       -------      -------        -------       -------        -------
        Total shareholders'
          equity..............      11,681            993        12,674       (3,409)         9,265         1,133         13,807
                                  --------         ------       -------      -------        -------       -------        -------
        Total liabilities and
          shareholders'
          equity..............    $ 15,386         $1,093       $16,479      $(2,141)       $14,338       $ 1,422        $17,901
                                  ========         ======       =======      =======        =======       =======        =======

                             QUALITY SYSTEMS, INC.


                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEAR ENDED MARCH 31, 1995 (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                             YEAR ENDED     PERIOD ENDED
                             MARCH 31,      DECEMBER 31,                      51% OF CLINITEC             100% OF CLINITEC
                                1995            1994                     -------------------------    -------------------------
                             ----------    --------------                 PRO FORMA                    PRO FORMA
                                QSI           CLINITEC       COMBINED    ADJUSTMENTS     PRO FORMA    ADJUSTMENTS     PRO FORMA
                             ----------    --------------    --------    -----------     ---------    -----------     ---------
                                                                          (NOTE 2)                     (NOTE 3)
NET REVENUES:
Sales of computer systems,
  upgrades and supplies....   $  5,681         $   54        $ 5,735       $              $ 5,735       $              $ 5,735
Maintenance and other
  services.................      6,368                         6,368                        6,368                        6,368
                              --------         ------        -------       -------        -------       -------        -------
                                12,049             54         12,103                       12,103                       12,103
COST OF PRODUCTS AND
  SERVICES.................      6,060             20          6,080                        6,080                        6,080
                              --------         ------        -------       -------        -------       -------        -------
Gross profit...............      5,989             34          6,023                        6,023                        6,023
                              --------         ------        -------       -------        -------       -------        -------
OPERATING EXPENSES:
Selling, general and
  administrative...........      3,536            364          3,900            20(d)       3,920           682(j)       4,582
Research and development...      1,467             59          1,526           119(d)       1,645(f)        233(j)       1,759(l)
                              --------         ------        -------       -------        -------       -------        -------
                                 5,003            423          5,426           139          5,565           915          6,341
                              --------         ------        -------       -------        -------       -------        -------
Earnings (loss) from
  operations...............        986           (389)           597          (139)           458          (915)          (318)
Interest and investment
  income...................        429                           429                          429                          429
Minority interest in loss
  of Clinitec..............                                                    191(e)         191
                              --------         ------        -------       -------        -------       -------        -------
Earnings before income tax
  provision (benefit)......      1,415           (389)         1,026            52          1,078          (915)           111
Income tax provision
  (benefit)................        453                           453           (47)(d)        406(f)        (93)(j)        360(l)
                              --------         ------        -------       -------        -------       -------        -------
Net earnings (loss)........   $    962         $ (389)       $   573       $    99        $   672(f)    $  (822)       $  (249)(l)
                              ========         ======        =======       =======        =======       =======        =======
Net earnings per share.....   $   0.21                                                    $  0.14                      $ (0.05)
                              ========                                                    =======                      =======
Weighted average shares
  used in calculation......      4,606                                                      4,751                        5,174
                              ========                                                    =======                      =======

                             QUALITY SYSTEMS, INC.


                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


            FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                            NINE MONTHS      NINE MONTHS
                               ENDED            ENDED
                           DECEMBER 31,     SEPTEMBER 30,
                               1995              1995                          51% OF CLINITEC             100% OF CLINITEC
                           -------------    --------------                -------------------------    -------------------------
                                QSI            CLINITEC       COMBINED     PRO FORMA      PRO FORMA     PRO FORMA      PRO FORMA
                           -------------    --------------    --------    ADJUSTMENTS     ---------    ADJUSTMENTS     ---------
                                                                          -----------                  -----------
                                                                           (NOTE 2)                    (NOTE 3)
NET REVENUES:
Sales of computer
  systems, upgrades and
  supplies...............     $ 7,162           $1,066        $ 8,228       $              $ 8,228       $              $ 8,228
Maintenance and other
  services...............       5,159                           5,159                        5,159                        5,159
                               ------            -----         ------        ------         ------       -------        -------
                               12,321            1,066         13,387                       13,387                       13,387
COST OF PRODUCTS AND
  SERVICES...............       5,865              379          6,244                        6,244                        6,244
                               ------            -----         ------        ------         ------       -------        -------
Gross profit.............       6,456              687          7,143                        7,143                        7,143
OPERATING EXPENSES:
Selling, general and
  administrative.........       2,847            1,012          3,859            15(d)       3,874           511(j)       4,370
Research and
  development............       1,121               20          1,141            90(d)       1,231(f)        175(j)       1,316(l)
                               ------            -----         ------        ------         ------       -------        -------
                                3,968            1,032          5,000           105          5,105           686          5,686
                               ------            -----         ------        ------         ------       -------        -------
Earnings (loss) from
  operations.............       2,488             (345)         2,143          (105)         2,038          (686)         1,457
Interest and investment
  income.................         340                9            349                          349                          349
Equity in loss of
  Clinitec...............         (41)                            (41 )          41(b)                        41(h)
Minority interest in loss
  of Clinitec............                                                       165(e)         165
                               ------            -----         ------        ------         ------       -------        -------
Earnings (loss) before
  income tax provision...       2,787             (336)         2,451           101          2,552          (645)         1,806
Income tax provision.....       1,117                           1,117           (27)(d)      1,090(f)        (61)(j)      1,056(l)
                               ------            -----         ------        ------         ------       -------        -------
Net earnings (loss)......     $ 1,670           $ (336)       $ 1,334       $   128        $ 1,462(f)    $  (584)       $   750(l)
                               ======            =====         ======        ======         ======       =======        =======
Net earnings per share...     $  0.35                                                      $  0.30                      $  0.14
                               ======                                                       ======                      =======
Weighted average shares
  used in calculation....       4,709                                                        4,854                        5,277
                               ======                                                       ======                      =======

                             QUALITY SYSTEMS, INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The unaudited pro forma consolidated statements of operations and balance sheets give effect on a purchase accounting basis to the acquisition of an additional interest (the Acquisition) in Clinitec International, Inc. (Clinitec). The "51% of Clinitec" pro forma information reflects the Company's exercise of its option to purchase an additional 26% equity interest in Clinitec for $3 million (resulting in a 51% majority ownership in Clinitec by the Company). The "100% of Clinitec" pro forma information reflects the Company's purchase of 100% of the outstanding common shares of Clinitec for $4.9 million in cash and $6.9 million in the Company's common shares (valuing each QSI share at the public offering price contemplated hereby), pursuant to an agreement in principle entered into with Clinitec. The pro forma consolidated statements of operations for the fiscal year ended March 31, 1995 are comprised of the results of Quality Systems, Inc. (QSI) for the fiscal year ended March 31, 1995 and the results of Clinitec for the year ended December 31, 1994. The pro forma consolidated statements of operations for the nine months ended December 31, 1995 are comprised of the results of QSI for the nine months ended December 31, 1995 and the results of Clinitec for the nine months ended September 30, 1995. The pro forma consolidated balance sheets as of December 31, 1995 have been prepared by consolidating the balance sheet of QSI as of December 31, 1995 with the balance sheet of Clinitec as of September 30, 1995.



     The pro forma consolidated statements of operations for the fiscal year ended March 31, 1995 and the nine months ended December 31, 1995 assume that the Acquisition occurred at April 1, 1994. The pro forma consolidated balance sheet as of December 31, 1995 assume that the Acquisition occurred on December 31, 1995. The pro forma consolidated statements of operations and balance sheets do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments. The actual allocation of the purchase price will be adjusted to the extent that actual amounts differ from management's estimates in accordance with FAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises."


     The pro forma consolidated financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements. The pro forma consolidated financial information should be read in conjunction with the historical financial statements, and related notes, of QSI and Clinitec contained elsewhere herein.


2. PRO FORMA ADJUSTMENTS -- 51% OF CLINITEC


     The following describe the pro forma adjustments made to reflect the acquisition of an additional 26% interest in Clinitec:


     a) To reflect the acquisition of an additional interest in Clinitec, providing QSI with a 51% ownership interest through a purchase of Clinitec convertible preferred stock for $3 million. Concurrent with this acquisition, Clinitec is expected to distribute dividends to its common shareholders of $1.5 million.



     b) To reverse QSI's portion of Clinitec's net loss and the related tax asset (initially recorded using the equity accounting method) due to the pro forma change to the consolidation method.

                             QUALITY SYSTEMS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED)

     c) To record purchase accounting adjustments resulting from the acquisition of the aggregate 51% ownership interest based on an appraisal of the fair value of the net assets of Clinitec as follows:


        Clinitec's net tangible assets.....................................  $   777
        QSI's additional cash investment...................................    3,000
        Dividend paid to Clinitec's shareholders...........................   (1,500)
                                                                             -------
        Adjusted net tangible assets.......................................    2,277
        Less 49% minority interest.........................................   (1,116)
                                                                             -------
        Net tangible assets applicable to 51% interest.....................    1,161
        QSI's investment, including $1 million for original 25%
          investment.......................................................    4,026
                                                                             -------
        Excess of purchase price over tangible net assets..................  $ 2,865
                                                                             =======
        Allocated to:
          In-process research and development of $4,080, net of $1,632 tax liability.....................................................  $ 2,448
          Intangible assets relating to existing technology of $357, net of
             $143 tax liability............................................      214
          Goodwill.........................................................      203
                                                                             -------
                                                                             $ 2,865
                                                                             =======



     d) To record amortization of the intangible assets and the corresponding tax benefit, related to existing technology and goodwill, based on the straight line method over a three and ten year useful life, respectively.



     e) To eliminate Clinitec's equity accounts and QSI's investment account and set up 49% minority interest and minority interest in loss of Clinitec.



     f) In accordance with FASB Interpretation No. 4, the Company is required to write-off the amount allocated to in-process research and development acquired in the acquisition of $4.1 million, net of tax benefit of $1.6 million. This write-off will be reflected in the period in which the Acquisition is consummated and has not been reflected in the Pro Forma Consolidated Statement of Operations, but is reflected in the Pro Forma Consolidated Balance Sheet.



3. PRO FORMA ADJUSTMENTS -- 100% OF CLINITEC



     The following describe the pro forma adjustments made to reflect the acquisition of an additional 26% interest in Clinitec:



     g) To reflect the acquisition of 100% of the outstanding common shares of Clinitec for $4.9 million in cash and $6.9 million in QSI's common shares.



     h) To reverse QSI's portion of Clinitec's net loss and the related tax asset (initially recorded using the equity accounting method) due to the pro forma change to the consolidation method.

                             QUALITY SYSTEMS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED)


     i) To record purchase accounting adjustments resulting from the acquisition of the aggregate 100% ownership interest based on an appraisal of the fair value of the net assets of Clinitec as follows:



        Clinitec's net tangible assets.....................................  $   777
        QSI's investment, including $1 million for original 25%
          investment.......................................................   12,816
                                                                             -------
        Excess of purchase price over tangible net assets..................  $12,039
                                                                             =======
        Allocated to:
          In-process research and development of $8,000 net of $3,200 tax liability.....................................................  $ 4,800
          Intangible assets relating to existing technology of $700, net of
             $280 tax liability............................................      420
          Goodwill.........................................................    6,819
                                                                             -------
                                                                             $12,039
                                                                             =======



     j) To record amortization of the intangible assets and the corresponding tax benefit related to existing technology and goodwill, based on the straight line method over a three and ten year useful life, respectively.



     k) To eliminate Clinitec's equity accounts and QSI's investment account.



     l) In accordance with FASB Interpretation No. 4, the Company is required to write-off the $8.0 million in-process research and development acquired in the acquisition, net of tax benefit of $3.2 million. This write-off will be reflected in the period in which the Acquisition is consummated and has not been reflected in the Pro Forma Consolidated Statement of Operations, but is reflected in the Pro Forma Consolidated Balance Sheet.


4. PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING


     Pro forma weighted average shares for the 51% of Clinitec Acquisition assume as outstanding 145,000 of the shares being offered by the Company in the Offering, which represent the approximate number of shares that have to be sold to fund the incremental $3,000,000 investment in Clinitec.



     Pro forma weighted average shares for the 100% of Clinitec Acquisition assume as outstanding 236,000 of the shares being offered by the Company in the Offering, which represent the approximate number of shares that have to be sold to fund the $4.9 million cash portion of the purchase of Clinitec and an estimated 332,000 new shares to be issued by the Company to fund the $6.9 million portion of the purchase price to be paid in QSI's common stock (valuing each QSI share at the public offering price contemplated herein).

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Quality Systems, Inc.

     We have audited the accompanying balance sheets of Quality Systems, Inc. as of March 31, 1994 and 1995 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Quality Systems, Inc. as of March 31, 1994 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California


June 2, 1995, except for Note 8, the


date of which is February 13, 1996

                             QUALITY SYSTEMS, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                MARCH 31,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents................................................  $ 1,093     $ 6,085
Short-term investments (Note 2)..........................................    4,978       1,237
Accounts receivable, less allowance for doubtful accounts of $66 (1994)
  and $77 (1995).........................................................    2,730       2,997
Inventories (Note 3).....................................................      895         783
Deferred tax asset (Note 4)..............................................       64         199
Other current assets.....................................................       87          74
                                                                           -------     -------
     Total current assets................................................    9,847      11,375
Equipment and improvements, net (Note 3).................................      593         535
Capitalized software costs, net (Note 1).................................      509         502
Cash surrender value of life insurance (Note 5)..........................       65         185
Other assets.............................................................       80          71
                                                                           -------     -------
     Total assets........................................................  $11,094     $12,668
                                                                           =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.........................................................  $   849     $   597
Accrued payroll and related expenses.....................................      398         427
Other accrued expenses...................................................      455         492
Deferred service revenue.................................................      876         952
Deferred compensation (Note 5)...........................................       65         185
Estimated costs to complete system installations.........................      347         217
Income taxes payable (Note 4)............................................                  473
                                                                           -------     -------
     Total current liabilities...........................................    2,990       3,343
DEFERRED TAX LIABILITY (Note 4)..........................................       64         137
COMMITMENTS AND CONTINGENCIES (Note 7)
Shareholders' equity (Note 6):
Common stock, $.01 par value; 20,000,000 shares authorized; 4,445,000 and
  4,536,000 shares issued and outstanding, respectively..................       44          45
Additional paid-in capital...............................................    5,789       5,978
Unrealized loss on available-for-sale securities, net of tax benefit of
  $60 (1994)
  and $63 (1995).........................................................      (79)        (83)
Retained earnings........................................................    2,286       3,248
                                                                           -------     -------
     Total shareholders' equity..........................................    8,040       9,188
                                                                           -------     -------
     Total liabilities and shareholders' equity..........................  $11,094     $12,668
                                                                           =======     =======


                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     YEAR ENDED MARCH 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
NET REVENUES:
Sales of computer systems, upgrades and supplies..............  $ 6,274     $ 6,146     $ 5,681
Maintenance and other services................................    5,377       5,606       6,368
                                                                -------     -------     -------
                                                                 11,651      11,752      12,049
COST OF PRODUCTS AND SERVICES.................................    6,992       6,527       6,060
                                                                -------     -------     -------
Gross profit..................................................    4,659       5,225       5,989
OPERATING EXPENSES:
Selling, general and administrative...........................    3,008       3,052       3,536
Research and development......................................    1,134       1,318       1,467
                                                                -------     -------     -------
                                                                  4,142       4,370       5,003
                                                                -------     -------     -------
Earnings from operations......................................      517         855         986
Interest and investment income (Note 2).......................      192         400         429
                                                                -------     -------     -------
Earnings before income tax provision..........................      709       1,255       1,415
Income tax provision (Note 4).................................      331         349         453
                                                                -------     -------     -------
Earnings before extraordinary credit..........................      378         906         962
Extraordinary credit -- tax benefit from utilization of net
  operating loss carryforwards................................      245
                                                                -------     -------     -------
NET EARNINGS..................................................  $   623     $   906     $   962
                                                                =======     =======     =======
NET EARNINGS PER SHARE:
  Earnings before extraordinary credit........................  $  0.09     $  0.21     $  0.21
  Extraordinary credit........................................  $  0.06          --          --
                                                                -------     -------     -------
  Net earnings per share......................................  $  0.15     $  0.21     $  0.21
                                                                =======     =======     =======
  Fully diluted earnings per share............................  $  0.15     $  0.20     $  0.21
                                                                =======     =======     =======


                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                     UNREALIZED
                                        COMMON                        LOSS ON
                                    SHARES ISSUED      ADDITIONAL    AVAILABLE-                     TOTAL
                                   ----------------     PAID-IN       FOR-SALE     RETAINED     SHAREHOLDERS'
                                   NUMBER    AMOUNT     CAPITAL      SECURITIES    EARNINGS        EQUITY
                                   ------    ------    ----------    ----------    ---------    -------------
Balance at April 1, 1992.........  4,187      $ 42       $5,100         $ --        $   757        $ 5,899
Net earnings.....................                                                       623            623
                                   -----       ---       ------         ----         ------         ------
Balance at March 31, 1993........  4,187        42        5,100                       1,380          6,522
Exercise of stock options........    258         2          400                                        402
Tax benefit resulting from stock
  options........................                           289                                        289
Unrealized loss on
  available-for-sale securities,
  net of tax benefit of $60......                                        (79)                          (79)
Net earnings.....................                                                       906            906
                                   -----       ---       ------         ----         ------         ------
Balance at March 31, 1994........  4,445        44        5,789          (79)         2,286          8,040
Exercise of stock options........     91         1          150                                        151
Tax benefit resulting from stock
  options........................                            39                                         39
Unrealized loss on
  available-for-sale securities,
  net of tax benefit of $3.......                                         (4)                           (4)
Net earnings.....................                                                       962            962
                                   -----       ---       ------         ----         ------         ------
Balance at March 31, 1995........  4,536      $ 45       $5,978         $(83)       $ 3,248        $ 9,188
                                   =====       ===       ======         ====         ======         ======

                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                    YEARS ENDED MARCH 31,
                                                              ---------------------------------
                                                                1993         1994        1995
                                                              --------     --------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings................................................  $    623     $    906     $   962
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization of equipment and
     improvements...........................................       211          239         220
  Amortization of capitalized software costs................       147          165         198
  Realized gains from sales of short-term investments.......       (28)        (194)       (151)
  Unrealized (gains) losses on trading securities...........       (11)          99         (82)
  Deferred income taxes.....................................                                (62)
  Changes in:
     Accounts receivable....................................       264         (284)       (267)
     Inventories............................................       374           56         112
     Other current assets...................................         5           15          13
     Accounts payable.......................................       157         (153)       (252)
     Accrued expenses.......................................       (15)         (57)         66
     Deferred service revenue...............................        55           32          76
     Estimated costs to complete system installations.......      (116)         115        (130)
     Income taxes payable and taxes related to equity
       accounts.............................................        86          263         515
                                                              --------     --------     -------
          Net cash provided by operating activities.........     1,752        1,202       1,218
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of short-term investments...............    12,042       10,074      12,725
Purchases of short-term investments.........................   (10,322)     (13,810)     (8,758)
Additions to equipment and improvements, net................      (318)        (101)       (162)
Additions to capitalized software costs.....................      (148)        (183)       (191)
Change in other assets......................................        (1)          17           9
                                                              --------     --------     -------
          Net cash provided by (used in) investing
            activities......................................     1,253       (4,003)      3,623
CASH FLOWS FROM FINANCING ACTIVITIES --
  Proceeds from exercise of stock options...................                    402         151
                                                              --------     --------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     3,005       (2,399)      4,992
CASH AND CASH EQUIVALENTS, beginning of year................       487        3,492       1,093
                                                              --------     --------     -------
CASH AND CASH EQUIVALENTS, end of year......................  $  3,492     $  1,093     $ 6,085
                                                              ========     ========     =======


Supplemental Information: During fiscal 1993, 1994 and 1995, the Company made income tax payments of $2, $86 and $910, respectively.


                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- Quality Systems, Inc. (QSI or the Company) develops and markets proprietary information systems for medical and dental group practices, physician hospital organizations, management service organizations, health maintenance organizations and community health centers. The Company's proprietary software systems include summary medical records and general patient information, appointment scheduling, billing, insurance claims submission and processing, managed care implementation and referral management, treatment outcome studies, treatment planning, drug formularies, word processing and accounting. In addition to providing fully integrated solutions to its client, the Company provides its clients with comprehensive hardware and software maintenance and support services, system training services and electronic claims submission services.

     Revenue Recognition -- Licenses, sales of computer systems and system upgrades are recognized at the time the basic software and hardware is shipped and the estimated costs to complete the systems are not considered significant in accordance with Statement of Position 91-1, Software Revenue Recognition. Estimated costs to complete are normally insignificant and are charged to expense in the period in which the sale is recognized. These costs typically include labor and travel costs associated with training, installation and data conversion. If estimated costs to complete are significant, revenue is recognized on a percentage of completion basis.

     Maintenance revenue is recognized ratably over the life of the contract. Advance maintenance revenue billings are included in deferred service revenue on the accompanying balance sheets. Sales of supplies are recognized at the time of shipment.

     Cash equivalents -- The Company considers all highly liquid interest earning deposits purchased with an original maturity of three months or less to be cash equivalents.

     Short-term investments -- The Company adopted Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), as of the end of the fiscal year ended March 31, 1994. The cumulative effect from the change in accounting principle was not material in determining net earnings for the year ended March 31, 1994. In accordance with SFAS No. 115, investments are classified into one of the following categories:

     - Held to maturity -- Debt securities for which the Company has the intent and the ability to hold to maturity.

     - Trading -- Debt securities that do not meet the "intent-to-hold" criterion and equity securities, both of which are bought and held principally for the purpose of being sold in the near term.

     - Available-for-sale -- Debt securities that do not meet the "intent-to-hold" criterion and equity securities that are not classified as trading securities.

     Held to maturity securities are carried in the balance sheet at cost (unless there is a decline in the value of the individual securities that is not due to temporary declines), and realized gains and losses are recorded in the income statement in the period that they are earned or incurred. Trading securities are carried in the balance sheet at fair market value and unrealized gains and losses are recorded in the statement of operations. Available-for-sale securities are carried in the balance sheet at fair market value. Realized gains and losses are recorded in the income statement when they are earned or incurred, and unrealized gains and losses, net of tax effect, are recognized as a component of shareholders' equity.

     Realized gains and losses from investment transactions are determined on a first-in, first-out basis.

     Accounts Receivable -- A majority of the Company's system sales are financed by third-party sources, while the Company provides credit for most maintenance contract sales. The Company performs ongoing

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

credit evaluations of its customers and maintains reserves for potential credit losses, which have been within management's expectations.

     Inventories -- Inventories are valued at lower of cost (first-in, first-out) or market. Certain inventories are maintained for customer support pursuant to service agreements and are amortized over a five-year period using the straight-line method.

     Equipment and Improvements -- Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of equipment and improvements are provided over the estimated useful lives of the assets, or the related lease terms if shorter, by the straight-line method. Useful lives range from five to seven years.

     Software Development Costs -- Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized and amortized over the economic life of the related product in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Accumulated amortization of capitalized software costs amounted to $750,000 (1994) and $582,400 (1995). The Company performs an annual review of the recoverability of such capitalized software costs. At the time a determination has been made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts would be written off.

     Income Taxes -- Effective April 1, 1993, the Company adopted Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Financial statements for prior years have not been restated, and there was no material cumulative effect from the change in accounting principle.

     In accordance with SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are established as a reduction of net deferred tax assets when management cannot determine that the recoverability of such assets is probable.

     Earnings per Share -- Primary and fully diluted earnings per share for the year ending March 31, 1994 are based on the weighted average number of common shares and common share equivalents outstanding of 4,342,000 and 4,461,000, respectively. The difference between primary and fully diluted earnings per share for the years ended March 31, 1993 and 1995 was not significant and earnings per share was calculated based on the weighted average number of common shares and common share equivalents outstanding of 4,187,000 and 4,606,000, respectively. Common stock equivalents consist primarily of stock options and are calculated using the treasury stock method.

2. SHORT-TERM INVESTMENTS

     Short-term investments consist of the following components (in thousands):

                                                                        YEAR ENDED MARCH
                                                                               31,
                                                                       -------------------
                                                                        1994         1995
                                                                       ------       ------
    Trading securities...............................................  $1,038       $  927
    Available-for-sale securities....................................   3,940          310
                                                                       ------       ------
                                                                       $4,978       $1,237
                                                                       ======       ======

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

     As of March 31, 1995, trading securities consisted of equity securities with a fair market value of $913,000 and collateral cash of $790,000 offsetting firm commitments to purchase additional equity securities with a fair market value of $776,000 to satisfy short positions.

     The following is a summary of available-for-sale securities (in thousands):

                                                                             MARCH 31,
                                                                          ---------------
                                                                           1994      1995
                                                                          ------     ----
    Aggregate market....................................................  $3,940     $310
    Gross unrealized holding gains......................................      51
    Gross unrealized holding losses.....................................     190      146
    Amortized cost basis for:
      Overland Express Variable Rate Government Fund....................   1,590
      Other equity securities...........................................   1,947
      Debt securities issued by foreign governments, denominated in U.S.
         dollars........................................................     542      457

     Interest and investment income includes realized gains on short-term investments of $28,000, $194,000 and $151,000 for the years ended March 31, 1993, 1994 and 1995, respectively, unrealized gains of $11,000 and $82,000 for the years ended March 31, 1993 and 1995, respectively, and unrealized losses of $99,000 for the year ended March 31, 1994.

3. COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (IN THOUSANDS):

                                                                              MARCH 31,
                                                                            -------------
                                                                            1994     1995
                                                                            ----     ----
    Inventories:
      Computer systems and components.....................................  $419     $420
      Replacement parts for certain client systems, net of accumulated
         amortization of $1,126 (1994) and $1,026 (1995)..................   422      308
    Maintenance parts.....................................................    34       36
    Supplies for resale...................................................    18       17
    Discontinued equipment................................................     2        2
                                                                            ----     ----
                                                                            $895     $783
                                                                            ====     ====

                                                                            MARCH 31,
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
    Equipment and improvements:
      Computers and electronic test equipment........................  $ 1,215     $ 1,251
      Furniture and fixtures.........................................      307         312
      Vehicles.......................................................      110         110
      Leasehold improvements.........................................      119         117
                                                                       -------     -------
                                                                         1,751       1,790
    Accumulated depreciation and amortization........................   (1,158)     (1,255)
                                                                       -------     -------
                                                                       $   593     $   535
                                                                       =======     =======

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

4. INCOME TAXES

     The income tax provision consists of the following components (in thousands):

                                                                     YEAR ENDED MARCH 31,
                                                                    ----------------------
                                                                    1993     1994     1995
                                                                    ----     ----     ----
    Federal:
      Current taxes...............................................  $245     $309     $414
      Deferred taxes..............................................                     (36)
                                                                    ----     ----     ----
                                                                     245      309      378
                                                                    ----     ----     ----
    State:
      Current taxes...............................................    86       40      101
      Deferred taxes..............................................                     (26)
                                                                    ----     ----     ----
                                                                      86       40       75
                                                                    ----     ----     ----
                                                                    $331     $349     $453
                                                                    ====     ====     ====

     The income tax provision differs from an amount computed at statutory rates as follows (in thousands):

                                                                    YEARS ENDED MARCH 31,
                                                                   -----------------------
                                                                   1993     1994      1995
                                                                   ----     -----     ----
    Federal income tax provision at statutory rate...............  $241     $ 426     $481
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit.................    86       121      107
      Change in valuation allowance..............................            (204)     (86)
      Adjustment to reconcile to prior year return...............                      (43)
      Dividends received deduction...............................              (9)     (10)
      Other......................................................     4        15        4
                                                                   ----      ----     ----
                                                                   $331     $ 349     $453
                                                                   ====      ====     ====

     The changes in valuation allowances are related to benefits arising from federal and state net operating loss carryforwards.

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

     The net deferred tax benefits in the accompanying balance sheets include the following components (in thousands):

                                                                             MARCH 31,
                                                                          ---------------
                                                                          1994      1995
                                                                          -----     -----
    Deferred tax assets:
      Short-term investments............................................  $ 104     $  71
      Accounts receivable...............................................     29        33
      Inventory.........................................................     26        27
      Accumulated depreciation..........................................      4         5
      Accrued vacation and sick leave...................................    147       164
      Accrued liability for deferred compensation.......................     28       100
      State income taxes................................................               18
      Other accrued expenses............................................     13
      Loss carryforwards................................................    195
                                                                           ----      ----
                                                                            546       418
    Deferred tax liabilities:
      Inventory.........................................................    (27)      (22)
      Accumulated depreciation..........................................    (33)      (24)
      Capitalized software..............................................   (220)     (217)
      Deferred revenue..................................................   (180)      (93)
                                                                           ----      ----
                                                                           (460)     (356)
    Deferred tax asset valuation allowance..............................    (86)
                                                                           ----      ----
                                                                          $  --     $  62
                                                                           ====      ====

     As required by SFAS 109, on the accompanying balance sheets deferred tax assets and liabilities have been shown net based on the long-term or short-term nature of the items which give rise to the deferred amounts.

5. EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing and retirement plan (the Retirement Plan) for the benefit of substantially all of its employees. The Retirement Plan was amended during the fiscal year ended March 31, 1994 to add 401(k) features. Participating employees may defer up to 15% of compensation per year. The Company's annual contribution is determined by the Company's Board of Directors and the Retirement Plan may be amended or discontinued at the discretion of the Board of Directors. Contributions of $10,000, $19,000 and $21,000 were made to the Retirement Plan for the years ended March 31, 1993, 1994 and 1995, respectively.

     During the fiscal year ended March 31, 1994, the Company initiated a deferred compensation plan (the Deferral Plan) for the benefit of officers and key employees. Participating employees may defer all or a portion of their compensation for a Deferral Plan year. In addition, the Company may, but is not required to, make contributions into the Deferral Plan on behalf of participating employees. Each participating employee's deferred compensation and share of Company contributions have been invested in a life insurance policy which has death benefit and mutual fund features. Investment decisions are made by each participating employee from a family of mutual funds. The Company is the owner and beneficiary of the life insurance policies and has an obligation to pay the greater of the death benefit or the net cash surrender value upon each employee's death or termination. The net cash surrender value of the life insurance policies and the related

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

Company obligation for deferred compensation was $65,000 and $185,000 at March 31, 1994 and 1995, respectively, which have been included in the accompanying balance sheets. The Company made contributions of $8,000 and $10,000 to the Deferral Plan for the fiscal years ended March 31, 1994 and March 31, 1995, respectively.

6. EMPLOYEE STOCK OPTIONS PLANS

     1981 Stock Option Plan -- Under a shareholder approved incentive stock option plan (1981 Plan) for officers and key employees, 365,384 shares of common stock were reserved for the issuance of options to purchase shares of common stock at the fair market value at the date of grant. On October 31, 1991, the 1981 incentive stock option plan expired, and no additional shares could be granted under the plan. As of March 31, 1995, all outstanding shares under this plan had been exercised. A summary of option transactions follows:

                                                              YEARS ENDED MARCH 31,
                                                     ---------------------------------------
                                                        1993            1994          1995
                                                     -----------     -----------     -------
    Options:
      Outstanding at beginning of year.............      224,500         199,000      33,300
         Granted...................................
         Exercised.................................                     (162,700)    (33,300)
         Cancelled.................................      (25,500)         (3,000)
                                                         -------        --------     -------
    Outstanding at end of year.....................      199,000          33,300          --
                                                         =======        ========     =======
    Range of option exercise prices:
      Granted......................................  $        --     $        --     $    --
      Exercised....................................  $        --     $1.06-$1.69     $  1.69
      Cancelled....................................  $1.06-$2.06     $1.06-$1.69     $    --

     1989 Stock Option Plan -- During fiscal 1990, the Company's shareholders approved a stock option plan (1989 Plan) under which 1,000,000 shares of common stock have been reserved for the issuance of options.

     The 1989 Plan provides that salaried officers or key employees, and non-employee directors of the Company or its subsidiaries may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the option grant date.

     The Plan may be administered by the Board of Directors of the Company (Board) or a Committee consisting of three or more directors who are appointed by, and serve at the pleasure of, the Board (the Committee). A Committee has not been appointed. The Board as Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under federal tax laws, the vesting schedule to be in effect for the option grant, and the option grant, and the maximum term for which any granted option is to remain outstanding.

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE YEARS ENDED MARCH 31, 1993, 1994 AND 1995 -- (CONTINUED)

     Option grants to non-employee directors must be approved by the Board. Upon an acquisition of the Company by merger or asset sale, each outstanding option will be subject to accelerated vesting under certain circumstances. The Board may amend or modify the 1989 Plan at any time. The 1989 Plan will terminate on May 30, 1999, unless sooner terminated by the Board.

                                                             YEARS ENDED MARCH 31,
                                                  -------------------------------------------
                                                      1993           1994            1995
                                                  ------------    -----------     -----------
    Options --
      Outstanding at beginning of year..........       207,000        337,000         272,200
         Granted................................       130,000        101,000           5,000
         Exercised..............................                      (95,800)        (57,500)
         Cancelled..............................                      (70,000)
                                                       -------        -------         -------
    Outstanding at end of year..................       337,000        272,200         219,700
                                                       =======        =======         =======
    Range of option exercise prices:
      Granted...................................   $1.38-$1.81          $1.50           $3.75
      Exercised.................................          $ --    $1.50-$1.69     $1.50-$1.69
      Cancelled.................................          $ --    $1.63-$1.81            $ --

     At March 31, 1995, options for 155,750 shares were exercisable, and 624,500 shares were available for future grant under the 1989 Plan.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and office under noncancelable operating lease agreements which contain lease renewal options through October 1996. The Company has rental commitments in fiscal 1996 and 1997 of $345,000 and $196,000, respectively. Total rental expense for all operating leases was $423,000, $412,000 and $387,000 for the years ended March 31, 1993, 1994 and 1995, respectively.

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. The Company believes such matters are without merit, or involve such amounts that unfavorable disposition would not have a material adverse effect on the Company's financial statements.

8. SUBSEQUENT EVENT

     In May 1995, the Company entered into a strategic relationship with Clinitec International, Inc. (Clinitec), a developer of electronic medical records software systems marketed under the trade name "NextGen". As part of this relationship, the Company acquired a 25% equity interest in Clinitec for $1 million, and acquired an option to purchase an aggregate 51% equity interest in Clinitec for an additional $3 million, exercisable at any time through August 1997.


     As part of the agreement with Clinitec, the Company received the non-exclusive right to market NextGen for medical applications, and the world-wide exclusive right to market NextGen for dental markets.


     The investment will be accounted for using the equity method of accounting, whereby the original investment is recorded at cost and is adjusted periodically to recognize the Company's 25% share of Clinitec's earnings or losses after the date of investment.


     On February 13, 1996, the Company entered into a non-binding letter of intent to exercise its option to acquire 51% of Clinitec and to enter into a merger between a newly-formed subsidiary of the Company and Clinitec for an aggregate consideration payable to all Clinitec shareholders other than QSI of $11,790,000, of which $4,896,000 will be paid in cash and $6,894,000 will be paid in the Company's common shares, valued at the price of the Company's secondary public offering, expected to be completed in March 1996.

                             QUALITY SYSTEMS, INC.

                                 BALANCE SHEET

                      AS OF DECEMBER 31, 1995 (UNAUDITED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


ASSETS
CURRENT ASSETS:
Cash and cash equivalents..........................................................  $ 6,397
Short-term investments.............................................................    1,265
Accounts receivable, net...........................................................    4,365
Inventories........................................................................      725
Other current assets...............................................................      155
                                                                                     -------
          Total current assets.....................................................   12,907
Equipment and improvements, net....................................................      467
Capitalized software costs, net....................................................      580
Investment in Clinitec International, Inc..........................................      985
Cash surrender value of life insurance.............................................      316
Other assets.......................................................................      131
                                                                                     -------
          Total assets.............................................................  $15,386
                                                                                     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...................................................................  $   943
Accrued payroll and related expenses...............................................      493
Other accrued expenses.............................................................      475
Deferred service revenue...........................................................    1,030
Deferred compensation..............................................................      316
Estimated costs to complete system installations...................................      337
Income taxes payable...............................................................       11
                                                                                     -------
          Total current liabilities................................................    3,605
DEFERRED TAX LIABILITY.............................................................      100
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock, $.01 par value; 20,000,000 shares authorized; 4,638,491 shares issued
  and outstanding..................................................................       46
Additional paid-in capital.........................................................    6,764
Unrealized loss on available-for-sale securities, net of tax benefit of $35........      (46)
Retained earnings..................................................................    4,917
                                                                                     -------
          Total shareholders' equity...............................................   11,681
                                                                                     -------
          Total liabilities and shareholders' equity...............................  $15,386
                                                                                     =======


                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS


        FOR THE NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                            NINE MONTHS ENDED
                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1994       1995
                                                                            ------     -------
NET REVENUES:
Sales of computer systems, upgrades and supplies (Note 3).................  $3,895     $ 7,162
Maintenance and other services............................................   4,727       5,159
                                                                            ------      ------
                                                                             8,622      12,321
COST OF PRODUCTS AND SERVICES.............................................   4,498       5,865
                                                                            ------      ------
Gross profit..............................................................   4,124       6,456
OPERATING EXPENSES:
Selling, general and administrative.......................................   2,581       2,847
Research and development..................................................   1,110       1,121
                                                                            ------      ------
                                                                             3,691       3,968
                                                                            ------      ------
EARNINGS FROM OPERATIONS..................................................     433       2,488
Interest and investment income............................................     249         340
Equity in loss of Clinitec International, Inc.............................                 (41)
                                                                            ------      ------
EARNINGS BEFORE INCOME TAX PROVISION......................................     682       2,787
Income tax provision......................................................     158       1,117
                                                                            ------      ------
NET EARNINGS..............................................................  $  524     $ 1,670
                                                                            ======      ======
NET EARNINGS PER SHARE....................................................  $ 0.11     $  0.35
                                                                            ======      ======
Weighted average common and common equivalent shares......................   4,641       4,709
                                                                            ======      ======


                       See notes to financial statements.

                             QUALITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

        FOR THE NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995 (UNAUDITED)

                                 (IN THOUSANDS)


                                                                            NINE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1995
                                                                           -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings.............................................................  $   524     $ 1,670
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Depreciation and amortization of equipment and improvements............      166         161
  Amortization of capitalized software costs.............................      145         203
  Realized gains from sales of short-term investments....................      (28)          9
  Unrealized (gains) losses on trading securities........................      (92)        (55)
  Equity in loss of Clinitec International, Inc. ........................                   41
  Gain on sale of fixed assets...........................................                   (8)
  Deferred income taxes..................................................      (91)        173
  Changes in:
     Accounts receivable.................................................      (60)     (1,368)
     Inventories.........................................................        4          58
     Other current assets................................................        2          12
     Accounts payable....................................................     (196)        346
     Accrued expenses....................................................       30          48
     Deferred service revenue............................................       72          79
     Estimated costs to complete system installations....................     (145)        120
     Income taxes payable and taxes related to equity accounts...........      249          33
                                                                           -------     -------
Net cash provided by operating activities................................      580       1,522
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of short-term investments............................   10,344       1,092
Purchases of short-term investments......................................   (8,501)     (1,010)
Investment in Clinitec International, Inc. ..............................               (1,026)
Additions to equipment and improvements, net.............................      (71)       (101)
Proceeds from sale of fixed assets.......................................       --          16
Additions to capitalized software costs..................................     (136)       (281)
Increase in deferred offering costs......................................       --         (68)
Change in other assets...................................................       31           9
                                                                           -------     -------
Net cash provided by (used in) investing activities......................    1,667      (1,369)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options..................................       44         159
                                                                           -------     -------
Net increase in cash and cash equivalents................................    2,291         312
Cash and cash equivalents, beginning of period...........................    1,093       6,085
                                                                           -------     -------
Cash and cash equivalents, end of period.................................  $ 3,384     $ 6,397
                                                                           =======     =======



Supplemental Information: During the nine months ended December 31, 1994 and 1995, the Company made income tax payments of $10 and $911, respectively.

                             QUALITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

        FOR THE NINE MONTHS ENDED DECEMBER 31, 1994 AND 1995 (UNAUDITED)


1. BASIS OF PRESENTATION


     The information set forth in these financial statements of Quality Systems, Inc. (the Company) as of December 31, 1995 and for the nine months ended December 31, 1994 and 1995 is unaudited. The information reflects all adjustments consisting only of normal recurring entries that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year or for any future period.


     Certain information in footnote disclosures normally included in financial statements has been condensed or omitted, in accordance with the rules and regulations of the Securities and Exchange Commission.

     The information contained in these interim financial statements should be read in conjunction with the Company's audited financial statements contained elsewhere in this Registration Statement.

2. NET EARNINGS PER SHARE


     Net earnings per share for the nine months ended December 31, 1994 and 1995 was computed based on the weighted average number of shares actually outstanding, plus the shares that would be outstanding, using the treasury stock method, assuming the exercise of all outstanding options which were considered to be common stock equivalents.



3. RELATED PARTY



     The Company sold a computer system for $334,600 to Heart Institute of Nevada during the quarter ended December 31, 1995. John Bowers, M.D., the Founder and Chief Executive Officer of Heart Institute of Nevada, is a member of Quality Systems, Inc. Board of Directors. The Company's gross profit on the sale is comparable to the gross profit on sales of similar computer systems.



4. NEW ACCOUNTING PRONOUNCEMENT


     The Financial Accounting Standards Board has recently issued Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, which requires the determination and disclosure of compensation costs implicit in stock option grants. The Company is required to adopt this standard beginning in fiscal 1997. The Company does not plan to implement this standard until that time and has not been able to quantify the effect of this standard.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Clinitec International, Inc.

     We have audited the accompanying balance sheet of Clinitec International, Inc. as of December 31, 1994 and the related statements of operations, shareholders' equity and cash flows for the period from January 31, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Clinitec International, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the period from January 31, 1994 (inception) to December 31, 1994, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 17, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Stockholders


Clinitec International, Inc.:



     We have audited the accompanying balance sheet of Clinitec International, Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clinitec International, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P



2400 Eleven Penn Center


Philadelphia, Pennsylvania


February 13, 1996

                          CLINITEC INTERNATIONAL, INC.



                                 BALANCE SHEETS



                                 (IN THOUSANDS)



                                  A S S E T S



                                                                               DECEMBER 31,
                                                                             ----------------
                                                                             1994       1995
                                                                             -----     ------
Current assets:
  Cash and cash equivalents................................................  $ 112     $  718
  Receivables, net of allowance of $5 in 1995
     Trade.................................................................               338
     Affiliates............................................................     34         33
  Inventories..............................................................     22        144
  Prepaid expenses and other current assets................................     12         73
                                                                             -----     ------
          Total current assets.............................................    180      1,306
Equipment and furniture, net...............................................     81        173
Capitalized software costs, net............................................     68        202
Deferred tax asset, net....................................................     --        128
Other assets...............................................................     13         10
                                                                             -----     ------
          Total assets.....................................................  $ 342     $1,819
                                                                             =====     ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Customer deposits........................................................  $  --     $  616
  Accounts payable and accrued expenses....................................     36         50
  Accrued payroll..........................................................     15         65
  Deferred revenue.........................................................                35
  Deferred tax liability...................................................                29
                                                                             -----     ------
          Total current liabilities........................................     51        795
                                                                             -----     ------
Deferred tax liability.....................................................     --         59
                                                                             -----     ------
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock, no par value; 1,000,000 shares authorized;
     359,382 shares issued and outstanding as of December 31, 1995.........               985
  Common stock, no par value; 3,000,000 shares authorized;
     970,000 shares and 1,078,250 shares issued and outstanding as of
     December 31, 1994 and 1995, respectively..............................    680        941
  Accumulated deficit......................................................   (389)      (961)
                                                                             -----     ------
          Total shareholders' equity.......................................    291        965
                                                                             -----     ------
          Total liabilities and shareholders' equity.......................  $ 342     $1,819
                                                                             =====     ======



                       See notes to financial statements.

                          CLINITEC INTERNATIONAL, INC.



                            STATEMENTS OF OPERATIONS



                                 (IN THOUSANDS)



                                                                PERIOD FROM
                                                             JANUARY 31, 1994
                                                              (INCEPTION) TO          YEAR ENDED
                                                             DECEMBER 31, 1994     DECEMBER 31, 1995
                                                             -----------------     -----------------
REVENUES...................................................        $  54                $ 1,493
Cost of sales-hardware.....................................           20                    449
                                                                   -----                 ------
Gross profit...............................................           34                  1,044
                                                                   -----                 ------
OPERATING EXPENSES:
Payroll and related expenses...............................                                 861
Selling, general and administrative........................          364                    538
Research and development...................................           59                    150
                                                                   -----                 ------
                                                                     423                  1,549
                                                                   -----                 ------
LOSS FROM OPERATIONS.......................................         (389)                  (505)
Interest income............................................           --                     17
                                                                   -----                 ------
LOSS BEFORE INCOME TAX BENEFIT.............................         (389)                  (488)
Income tax benefit.........................................                                  40
                                                                   -----                 ------
NET LOSS...................................................        $(389)               $  (448)
                                                                   =====                 ======



                       See notes to financial statements.

                          CLINITEC INTERNATIONAL, INC.



                       STATEMENTS OF SHAREHOLDERS' EQUITY



     FOR THE PERIOD FROM JANUARY 31, 1994 (INCEPTION) TO DECEMBER 31, 1994


                      AND THE YEAR ENDED DECEMBER 31, 1995



                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                    COMMON STOCK          PREFERRED STOCK                         TOTAL
                                 -------------------    -------------------    ACCUMULATED    SHAREHOLDERS'
                                   SHARE      AMOUNT      SHARE      AMOUNT      DEFICIT         EQUITY
                                 ---------    ------    ---------    ------    -----------    -------------
Balance, January 31, 1994
  (inception).................          --     $ --            --     $ --        $  --           $  --
  Issuance of common stock....     970,000      680            --                    --             680
  Net loss....................                                                     (389)           (389)
                                 ---------     ----       -------     ----        -----           -----
Balance, January 1, 1995......     970,000      680            --                  (389)            291
  Issuance of common stock....      10,000        5            --                    --               5
  Exercise of stock options...      55,100      130            --                    --             130
  Issuance of common stock for
     services.................      43,150      126            --                    --             126
  Issuance of preferred stock,
     net......................          --       --       359,382      985                          985
  Distribution upon
     termination of
     S-Corporation election...          --                     --                  (124)           (124)
  Net loss....................          --                     --                  (448)           (448)
                                 ---------     ----       -------     ----        -----           -----
Balance, December 31, 1995....   1,078,250     $941       359,392     $985        $(961)          $ 965
                                 =========     ====       =======     ====        =====           =====



                       See notes to financial statements.

                          CLINITEC INTERNATIONAL, INC.



                            STATEMENTS OF CASH FLOWS



                                 (IN THOUSANDS)



                                                                      PERIOD FROM
                                                                      JANUARY 31,
                                                                         1994
                                                                    (INCEPTION) TO       YEAR ENDED
                                                                     DECEMBER 31,       DECEMBER 31,
                                                                         1994               1995
                                                                    ---------------     ------------
Cash flows from operating activities:
  Net loss........................................................       $(389)            $ (448)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization................................           9                 28
     Amortization of capitalized software costs...................           9                 57
     Common stock issued for services.............................                            126
     Deferred tax benefit.........................................                            (40)
     Changes in:
       Receivables................................................         (34)              (337)
       Inventories................................................         (22)              (122)
       Prepaid expenses and other current assets..................         (12)               (61)
       Accounts payable and accrued expenses......................          51                 64
       Customer deposits..........................................                            616
       Deferred revenue...........................................                             35
       Other......................................................                              3
                                                                         -----              -----
          Net cash used in operating activities...................        (388)               (79)
                                                                         -----              -----
Cash flows from investing activities:
  Additions to equipment and furniture............................         (90)              (120)
  Additions to capitalized software costs.........................         (77)              (191)
  Change in other assets..........................................         (13)
                                                                         -----              -----
          Net cash used in investing activities...................        (180)              (311)
                                                                         -----              -----
Cash flows from financing activities:
  Proceeds from issuance of common stock..........................         680                  5
  Proceeds from exercise of stock options.........................                            130
  Proceeds from issuance of preferred stock, net..................                            985
  Distributions...................................................                           (124)
                                                                         -----              -----
          Net cash provided by financing activities...............         680                996
Net increase in cash and cash equivalents.........................         112                606
Cash and cash equivalent, beginning of period.....................          --                112
                                                                         -----              -----
Cash and cash equivalents, end of period..........................       $ 112             $  718
                                                                         =====              =====



                       See notes to financial statements.

                          CLINITEC INTERNATIONAL, INC.



                         NOTES TO FINANCIAL STATEMENTS



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Nature of Operations:



     Clinitec International, Inc. ("Clinitec" or the "Company") was incorporated on January 31, 1994. The Company designs, assembles, markets, installs, maintains and supports an electronic medical records software system using a client/server platform, a graphical user interface and a relational database engine to permit flexibility in screen customization and logic flow.



     The systems are marketed throughout the United States to single and multiple medical users including sole practitioners and large medical organizations. Sales are effectuated through direct sales and selected reseller and partnering channels and include software, hardware and maintenance contracts.



  Use of Estimates in the Preparation of Financial Statements:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Revenue Recognition:



     Sales of electronic medical records software systems are recorded when the basic software and hardware is shipped if the Company's future obligations are not considered significant and collection is probable. Estimated costs to complete system installations and modifications are charged to expense in the period in which the sale is recorded. If the Company's future obligations are considered significant, revenue is recognized on the percentage of completion basis. Maintenance revenue is recognized ratably over the life of the contract.



  Cash Equivalents:



     The Company considers all highly liquid interest earning deposits purchased with an original maturity of three months or less to be cash equivalents.



  Concentration of Credit Risk:



     Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company has its cash and cash equivalents placed with two financial institutions.



     The Company provides credit terms for most sales. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses, which have been within management's expectations.



  Inventories:



     Inventories are valued at lower of cost (first-in, first-out) or market and consist primarily of finished goods.

                          CLINITEC INTERNATIONAL, INC.



                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:


  Equipment and Furniture:



     Equipment and furniture are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of equipment and improvements are provided over the estimated useful lives of the assets, or the related lease terms if shorter, by the straight-ine method. Useful lives range from five to seven years.



     Upon retirement or other disposition, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is included in income.



  Software Development Costs:



     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Development costs are capitalized and amortized over the economic life (generally three years) of the related product. The Company performs an annual review of the recoverability of such capitalized software costs. At the time a determination has been made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts would be written off.



  Income Taxes:



     The Company had elected to be taxed as an "S" corporation under the provisions of the Internal Revenue Code and similar State statutes. Accordingly, the Company's taxable income or loss is treated as if it were distributed to the shareholders. In May 1995, concurrent with the sale of preferred stock (Note 6), the Company terminated its S corporation status.



     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are established as a reduction of net deferred tax assets when management cannot determine that it is more likely than not the assets are recoverable.



  Stock Splits:



     During 1995, the Company effected two stock splits aggregating 4,075:1. All share amounts in the accompanying financial statements have been restated to reflect the splits.



  New Accounting Pronouncement:



     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123). Statement No. 123 requires the Company to value all stock-based compensation based on the estimated fair market value at the grant date and spread the deemed cost over the vesting period. Statement No. 123 permits a choice of whether to charge operations or disclose the calculated cost as pro forma information. This standard requires disclosure, beginning in 1996, of the deemed cost effective with 1995 grants. The Company has not yet quantified its cost or determined its method of adoption under Statement No. 123.

                          CLINITEC INTERNATIONAL, INC.



                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED



2.  ACCOUNTS RECEIVABLE:



     The Company entered into a software license agreement, for a user license of its software over a seven year period, for $250,000. The Company received $100,000 at signing and the remaining $150,000 is to be received in thirty-six equal monthly payments, plus interest (defined as "reasonable" in the agreement,) over three years.



  Major Customers:



     In fiscal year 1995, revenues of approximately $287,000 (19%) were generated from a customer. In addition, at December 31, 1995, accounts receivable, net, included approximately $81,000 from this customer.



3.  EQUIPMENT AND FURNITURE:



     Equipment and improvements consisted of the following at December 31, 1994 and 1995 (in thousands):



                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1994     1995
                                                                        ----     ----
        Computers and electronic test equipment.......................  $48      $136
        Purchased computer software...................................   17        27
        Furniture and fixtures........................................   25        46
                                                                        ---      ----
                                                                         90       209
        Accumulated depreciation and amortization.....................   (9)      (36)
                                                                        ---      ----
                                                                        $81      $173
                                                                        ===      ====



4.  SOFTWARE DEVELOPMENT:



     Capitalized software development costs consist of the following at December 31, 1994 and 1995


(in thousands):



                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1994     1995
                                                                        ----     ----
        Software development..........................................  $77      $268
        Less accumulated amortization.................................   (9)      (66)
                                                                        ---      ----
                                                                        $68      $202
                                                                        ===      ====



     Amortization expense included in the statement of operations amounted to $9,000 and $57,000 for the period January 31, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, respectively.



5.  EMPLOYEE BENEFIT PLAN:



     The Company had a Simplified Employee Pension ("SEP") plan for the benefit of substantially all of its employees. The SEP is a type of defined contribution plan whereby participating employees may defer compensation up to certain annual IRS limitations. The Company does not make any contributions to the plan.

                          CLINITEC INTERNATIONAL, INC.



                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED



6.  COMMITMENTS AND CONTINGENCIES:



  Leases:



     The Company leases its principal facility and other sales offices under noncancelable operating lease agreements which expires May 1997. The Company has rental commitments in 1996 and 1997 of $57,000 and $18,000, respectively.



     Total rental expense for the period from January 31, 1994 (inception) to December 31, 1994 and for the year ended December 31, 1995 was approximately $10,000 and $44,000, respectively.



  Employment Agreements:



     The Company has entered into employment agreements of three to five years with certain key employees. Such agreements may normally be terminated by the Company if specified performance criteria are not met. Under the term of the agreements, the Company is obligated to pay aggregate base salaries of $329,000, $276,000, $144,000, and $116,000 in fiscal 1996, 1997, 1998, and 1999, respectively. Certain agreements have provisions for the payment of cash or stock bonuses based on specified performance criteria. Under one of the agreements, an employee is entitled to receive common shares in the amount of 8,150 annually for the years ending December 31, 1996, 1997 and 1998 if certain sales levels are attained.



7.  INCOME TAXES:



     The significant components of deferred tax assets and liabilities at December 31, 1995 are as follows


(in thousands):



                                                                        ASSETS     LIABILITIES
                                                                        ------     -----------
    Deferred tax:
      Federal tax loss carryforward...................................   $128
      State tax loss carryforward.....................................     41
      Depreciation....................................................                 $ 6
      Capitalized software............................................                  82
                                                                         ----          ---
                                                                          169           88
      Less valuation allowance........................................     41
                                                                         ----          ---
                                                                         $128          $88
                                                                         ====          ===



     A valuation allowance was established against the Company's state deferred tax asset due to the short carryforward period associated with the net operating loss carryforward.



     At December 31, 1995, the Company had a net operating loss carryforward of approximately $412,000 for federal tax purposes which expires in 2010, if not utilized. The net operating loss carryforward for state tax purposes is $412,000 and expires in 1997. These carryforwards may be applied as a reduction to future taxable income of the Company, if any.



8.  RELATED PARTY TRANSACTIONS:



     During 1994 and 1995, approximately $52,000 and $104,000, respectively, of sales were to customers who are affiliated through ownership interests.

                          CLINITEC INTERNATIONAL, INC.



                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED



9.  STOCKHOLDERS' EQUITY:



  Common Stock:



     During 1995, the Company issued 43,150 shares of common stock in consideration for approximately $126,000 of employment services.



  Stock Options:



     Stock options were offered to certain initial customers to promote the Company's software and to establish strategic development partner relationships. Each of the stock options were tied to a fixed option price at the date of exercise.



                                                                              OPTION PRICE
                                                                  SHARES        PER SHARE
                                                                  -------     -------------
    Balance as of January 31, 1994 (inception)..................   74,500     $1.55 - $3.68
      Granted...................................................
      Exercised.................................................
      Expired...................................................
    Balance as of January 1, 1995...............................   74,500     $1.55 - $3.68
      Granted...................................................       --          --
      Exercised.................................................  (55,100)    $1.80 - $3.68
      Expired...................................................  (19,400)         --
    Balance as of December 31, 1995.............................       --          --



  Dividends:



     Upon termination of the Company's S election, dividends of approximately $124,000 were distributed to the shareholders.



  Preferred Stock:



     In May 1995, the Company entered into an agreement with Quality Systems, Inc. ("QSI") for QSI to market the Company's product. As part of this agreement, QSI acquired 338,300 shares of convertible preferred stock, representing a 25% equity interest, for $1 million and an option to acquire an additional 26% equity interest for $3 million, exercisable at a conversion price of $2.96 per share at any time through August 1997. The preferred stock is convertible to common stock on a 1:1 basis, which may be adjusted based on certain provisions limiting dilution. There were 21,082 shares issued pursuant to these antidilutive provisions. The holders of preferred stock are entitled to the number of votes equal to the shares of common stock into which the preferred stock is convertible at the record date. Dividends on the convertible preferred stock are noncumulative and holders have a liquidation preference over all other stockholders of $2.06 per share.



     Under the provisions of the agreement, the Company must use the net proceeds received upon exercise of the option for working capital purposes, except that the Company may distribute up to $1.5 million of such proceeds to the Company's existing stockholders, excluding QSI.



     As a result of the above transaction, the Company terminated its S Corporation election for tax purposes. The cumulative effect of such change in tax status on the Company's financial position and results of operations resulted in a charge of $57,000 relating to deferred tax liabilities existing as of the date of change. Such charge is included as a component of the income tax benefit for 1995.

                          CLINITEC INTERNATIONAL, INC.



                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED



10.  SUBSEQUENT EVENTS:



     On February 13, 1996, the Company entered into a non-binding letter of intent with QSI whereby QSI will exercise its option to acquire 51% of the Company and enter into a merger between a newly-formed subsidiary of QSI and the Company for an aggregate consideration payable to all Clinitec shareholders other than QSI of $11,790,000, of which $4,896,000 will be paid in cash and $6,894,000 will be paid in QSI's common shares, valued at the price of the QSI's secondary public offering, expected to be completed in March 1996.

                             [PHOTO]


When QSI's technologically advanced health care information system is used in conjunction with NextGen's power and flexibility, the health care professional benefits from an integrated solution that positively affects numerous aspects of patient care and practice management.

                                 Used in conjunction
                                 with a wireless,
                                 portable
                                 workstation, NextGen
                                 allows the health            [PHOTO]
                                 care provider to
                                 retrieve and update
                                 patient records
                                 while moving from
                                 examination room to
                                 examination room,
                                 and even from office
                                 to office.

NextGen processes,
manipulates and manages
patient information in data,
visual and audio formats.
NextGen stores patient                 [PHOTO]
medical histories, scanned
images, X-rays, annotated
documents, recorded voice and
user customizable exam data.

---------------------------------------------------------
---------------------------------------------------------
    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH QUALIFIED SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    6
The Company.............................   11
Use of Proceeds.........................   11
Price Range for Common Stock and
  Dividends.............................   11
Capitalization..........................   12
Selected Financial Data.................   13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   14
Business................................   20
Directors and Executive Officers........   31
Certain Transactions....................   37
Principal and Selling Shareholders......   38
Description of Capital Stock............   39
Shares Eligible for Future Sale.........   39
Underwriting............................   41
Legal Opinions..........................   42
Experts.................................   42
Additional Information..................   43
Index to Financial Statements...........  F-1


    UNTIL               , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
                                1,500,000 SHARES
                                     [LOGO]
                                     [LOGO]
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                            BEAR, STEARNS & CO. INC.


                         PACIFIC GROWTH EQUITIES, INC.

                                CRUTTENDEN ROTH
                                  INCORPORATED
                                              , 1996
---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission, NASD registration fees and the Nasdaq National Market additional listing fee. All of the expenses below will be paid by the Company.


                                       ITEM                                      AMOUNT
    --------------------------------------------------------------------------  --------
    Registration fee..........................................................  $ 15,986
    NASD Filing Fee...........................................................     5,136
    Nasdaq National Market additional listing fee.............................    17,500
    Blue Sky fees and expenses................................................    10,000
    Printing and engraving expenses...........................................    90,000
    Legal fees and expenses...................................................   165,000
    Accounting fees and expenses..............................................   190,000
    Transfer Agent and Registrar fees.........................................     1,200
    Miscellaneous.............................................................     5,178
                                                                                     ---
         Total................................................................  $500,000
                                                                                     ===



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


Section 317 of the California General Corporation Law provides generally that a person sued as a director, officer or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if (a) in the case of other than derivative suits, he has acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful), and (b) in the case of a derivative suit, he has acted in good faith in a manner he believed to be in the best interests of the corporation and its shareholders, and with such care, including reasonable inquiry, as an ordinarily prudent person, in a like position would use under similar circumstances. Section 317 provides that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which a director, officer or agent has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for costs of and expenses in connection with settlement, with court approval. Indemnification is mandatory in the case of a director, officer, or agent who is successful on the merits in defense of a suit against him. The determination whether to indemnify a director, officer or agent is made by a majority of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (3) for any transaction from which a director derived an improper personal benefit; (4) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (6) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (7) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not eliminate or limit liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors or monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

The Bylaws of the Company provide that a person sued as an agent of the Company may be indemnified by the Company for reasonable expenses incurred thereby, if
(a) in the case of other than derivative suits, such person has acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful), and (b) in the case of a derivative suit, such person has acted in good faith in a manner he or she believed to be in the best interests of the Company and its shareholders, and with such care, including reasonable inquiry, as an ordinarily prudent person, in a like position would use under similar circumstances. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

The Company has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors and the Selling Shareholders, and by the Company and the Selling Shareholders of the Underwriters, for certain liabilities arising under the Securities Act of 1933 or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years preceding the date hereof there were no transactions involving sales of the Registrant's securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference:


EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement.
  3.1 *    Restated Articles of Incorporation of the Registrant.
  3.2      Bylaws of the Registrant.(1)
3.2.1 *    Certificate of Amendment of Bylaws of the Registrant.
  5.1      Opinion of Brobeck, Phleger & Harrison LLP regarding the validity of the securities being registered.
 10.1      1989 Incentive Stock Option Plan.(2)
 10.2 *    Form of Incentive Stock Option Agreement.
 10.3 *    Form of Non-Qualified Stock Option Agreement.
 10.4      Quality Systems, Inc. Retirement Savings Plan.(3)
 10.5      Deferred Compensation Plan.(4)
 10.6      Lease Agreement dated March 11, 1993 between the Registrant and Craig Development
           Corporation.(5)
 10.7      Lease Agreement dated September 12, 1994 between the Registrant and Koll/Realty
           Orangewood Business Center General Partnership.(6)
 10.8      Series "A" Convertible Preferred Stock Purchase Agreement, as amended, dated April
           21, 1995 between the Registrant and Clinitec International, Inc.(7)
 10.9      Marketing Agreement, as amended, dated April 1, 1995 between the Registrant and
           Clinitec International, Inc.(8)
10.10 *    Form of Indemnification Agreement.
10.11      Clinitec Agreement in Principle, dated February 13, 1996, between the Registrant and Clinitec International, Inc.
 23.1      Independent Auditors' Consent and Report on Schedule -- Deloitte & Touche LLP.
 23.2      Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1)
 23.3      Independent Accountants' Consent -- Coopers & Lybrand L.L.P.
 24.1 *    Power of Attorney.
 27.1      Financial Data Schedule.


---------------


 *  Exhibit previously filed.


(1) Incorporated by reference to Exhibit 3.3 of Amendment No. 2 to the Company's Registration Statement on Form S-1 dated November 30, 1982, File No. 2-80056.

(2) Incorporated by reference to the Company's Registration Statement on Form S-8, File No. 33-31949.

(3) Incorporated by reference to Exhibit 10.4.2 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1994, File No. 0-13801.

(4) Incorporated by reference to Exhibit 10.5 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1994, File No. 0-13801.

(5) Incorporated by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the year ended March 31, 1993, File No. 0-13801.

(6) Incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.

(7) Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.

(8) Incorporated by reference to Exhibit 10.12 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on the 14th day of February 1996.


                                          QUALITY SYSTEMS, INC.


                                          By:      /s/  SHELDON RAZIN

                                             -----------------------------------
                                             Sheldon Razin
                                             President and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



               SIGNATURE                                TITLE                        DATE
----------------------------------------  ----------------------------------  ------------------
           /s/  SHELDON RAZIN             Chairman, President and Director     February 14, 1996
----------------------------------------  (Principal Executive Officer)
             Sheldon Razin

                    *                     Vice President, Secretary and        February 14, 1996
----------------------------------------  Director
              Janet Razin

          /s/  IRMA CARMONA               Corporate Controller (Principal      February 14, 1996
----------------------------------------  Financial and Accounting Officer)
              Irma Carmona

                    *                     Director                             February 14, 1996
---------------------------------------
             Graeme Frehner

                    *                     Director                             February 14, 1996
---------------------------------------
           John Bowers, M.D.

                    *                     Director                             February 14, 1996
---------------------------------------
            William Bowers

                    *                     Director                             February 14, 1996
---------------------------------------
             George Bristol

                    *                     Director                             February 14, 1996
---------------------------------------
             Gordon Setran

*By:      /s/  SHELDON RAZIN
    -----------------------------------
             Sheldon Razin
           (Attorney-in-fact)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                 ADDITIONS
                                              BALANCE AT    -------------------
                                               BEGINNING        CHARGED TO                      BALANCE AT
                DESCRIPTION                    OF PERIOD    COSTS AND EXPENSES    DEDUCTIONS   END OF PERIOD
--------------------------------------------  -----------   -------------------   ----------   -------------
Allowance for doubtful accounts:
  Fiscal 1993...............................     $ 106              $ 7              $(20)          $93
  Fiscal 1994...............................        93                7               (34)           66
  Fiscal 1995...............................        66               28               (17)           77

                                 EXHIBIT INDEX


EXHIBIT
 NO.                                          DESCRIPTION
------     ----------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement.
  3.1 *    Restated Articles of Incorporation of the Registrant.
  3.2      Bylaws of the Registrant.(1)
3.2.1 *    Certificate of Amendment of Bylaws of the Registrant.
  5.1      Opinion of Brobeck, Phleger & Harrison LLP regarding the validity of the securities being registered.
 10.1      1989 Incentive Stock Option Plan.(2)
 10.2 *    Form of Incentive Stock Option Agreement.
 10.3 *    Form of Non-Qualified Stock Option Agreement.
 10.4      Quality Systems, Inc. Retirement Savings Plan.(3)
 10.5      Deferred Compensation Plan.(4)
 10.6      Lease Agreement dated March 11, 1993 between the Registrant and Craig Development
           Corporation.(5)
 10.7      Lease Agreement dated September 12, 1994 between the Registrant and Koll/Realty
           Orangewood Business Center General Partnership.(6)
 10.8      Series "A" Convertible Preferred Stock Purchase Agreement, as amended, dated April
           21, 1995 between the Registrant and Clinitec International, Inc.(7)
 10.9      Marketing Agreement, as amended, dated April 1, 1995 between the Registrant and
           Clinitec International, Inc.(8)
10.10 *    Form of Indemnification Agreement.
10.11      Clinitec Agreement in Principle, dated February 13, 1996, between the Registrant and Clinitec International, Inc.
 23.1      Independent Auditors' Consent and Report on Schedule -- Deloitte & Touche LLP.
 23.2      Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1)
 23.3      Independent Accountants' Consent -- Coopers & Lybrand L.L.P.
 24.1 *    Power of Attorney.
 27.1      Financial Data Schedule.


---------------


 *  Exhibit previously filed.


(1) Incorporated by reference to Exhibit 3.3 of Amendment No. 2 to the Company's Registration Statement on Form S-1 dated November 30, 1982, File No. 2-80056.

(2) Incorporated by reference to the Company's Registration Statement on Form S-8, File No. 33-31949.

(3) Incorporated by reference to Exhibit 10.4.2 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1994, File No. 0-13801.

(4) Incorporated by reference to Exhibit 10.5 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1994, File No. 0-13801.

(5) Incorporated by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K for the year ended March 31, 1993, File No. 0-13801.

(6) Incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.

(7) Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.

(8) Incorporated by reference to Exhibit 10.12 of the Company's Annual Report on Form 10-KSB for the year ended March 31, 1995, File No. 0-13801.